Exhibit 2.1

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

BY AND AMONG

NBTY ACQUISITION, LLC

as Purchaser,

NBTY, INC.

as Buyer Holdco,

and

LEINER HEALTH PRODUCTS INC.,

LEINER HEALTH SERVICES CORP., AND

LEINER HEALTH PRODUCTS, LLC

as Sellers

Dated as of June 9, 2008

TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		2

1.1	Purchase and Sale of Assets	2
1.2	Excluded Assets	4
1.3	Assumption of Liabilities	6
1.4	Excluded Liabilities	7
1.5	Cure Costs; Disclosure Schedule	9
1.6	“As Is” Transaction	10

ARTICLE II. CONSIDERATION		11

2.1	Consideration	11
2.2	Purchase Price Deposit	11
2.3	Working Capital Adjustment	12
2.4	Cure Cost Adjustment	13
2.5	Holdback Account	13
2.6	Canadian Tax Clearance Certificates	14

ARTICLE III. CLOSING AND TERMINATION		15

3.1	Closing	15
3.2	Closing Deliveries by the Sellers	15
3.3	Closing Deliveries by the Purchaser	17
3.4	Termination of Agreement	17
3.5	Procedure Upon Termination	19
3.6	Effect of Termination	19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		20

4.1	Corporate Organization and Qualification	20
4.2	Subsidiaries.	20
4.3	Authority	21
4.4	Consents of Third Parties; No Conflict	21
4.5	Absence of Certain Developments	22
4.6	Litigation	23
4.7	Intellectual Property	24
4.8	Contracts and Commitments	24
4.9	Material Licenses	25
4.10	Brokers and Finders	25
4.11	Title to Purchased Assets	26
4.12	Tangible Personal Property	26
4.13	Real Property	26
4.14	Employee Benefit Plans	27
4.15	Compliance with Law	28
4.16	Product Liability	28
4.17	Excluded Assets	29

4.18	Certain Entities	29
4.19	Genuineness and Authenticity of Minutes	29
4.20	Insurance	29
4.21	Affiliate Transactions	29
4.22	Employees; Labor Relations	30
4.23	Environmental Matters	31
4.24	Accounts Receivable	32
4.25	No Undisclosed Liabilities	32
4.26	Taxes	33
4.27	GST Registration	34
4.28	Financial Statements	35
4.29	Inventory	35
4.30	Bank Accounts; Powers of Attorney	36
4.31	Post-Petition Designated Contracts	36
4.32	Entire Business; Assets of the Non-Seller Entities	36
4.33	Investment Canada Act	36

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		36

5.1	Corporate Organization and Qualification	37
5.2	Authority	37
5.3	No Violation	37
5.4	Brokers and Finders	38
5.5	Financial Capability	38
5.6	Adequate Assurances Regarding Assigned Contracts	38
5.7	Investigation	38
5.8	Expiration of Representations and Warranties	39

ARTICLE VI. EMPLOYEES		39

6.1	Employees	39
6.2	Employee Benefits	40

ARTICLE VII. BANKRUPTCY COURT MATTERS		41

7.1	Competing Bid	41
7.2	Sale Motion and Order	41
7.3	Order Approving Payment of Break-up Fee	43
7.4	Defense of Orders	43
7.5	Cooperation	43

ARTICLE VIII. COVENANTS AND AGREEMENTS		44

8.1	Conduct of Business of the Sellers	44
8.2	Access to Information	46
8.3	Assignability of Certain Contracts; Agreement with Respect to Post-Petition Designated Contracts, Etc.	47
8.4	Adequate Assurances Regarding Assigned Contracts	47

8.5	Post-Closing Agreements	47
8.6	Further Assurances	48
8.7	Preservation of Records	50
8.8	Publicity	50
8.9	Communication with Acquired Customers and Suppliers	51
8.10	Regulatory Matters and Approvals	51
8.11	Discharge of Encumbrances With Respect to the Non-Seller Entities	52
8.12	Tax Matters	52
8.13	Product Analysis	52
8.14	Purchased Assets at Fort Mill Location	52
8.15	Employee Records	52

ARTICLE IX. CONDITIONS TO CLOSING		52

9.1	Conditions Precedent to the Obligations of the Purchaser and the Sellers	52
9.2	Conditions Precedent to the Obligations of the Sellers	53
9.3	Conditions Precedent to the Obligations of the Purchaser	54
9.4	Frustration of Closing Conditions	55

ARTICLE X. DEFINITIONS		56

10.1	Certain Definitions	56

ARTICLE XI. TAXES		70

11.1	Transfer Taxes	70
11.2	Allocation of Purchase Price and Purchased Assets	70

ARTICLE XII. MISCELLANEOUS		71

12.1	Payment of Expenses	71
12.2	Survival of Representations and Warranties; Survival of Confidentiality	71
12.3	Casualty, Risk of Loss	71
12.4	Entire Agreement; Amendments and Waivers	71
12.5	Counterparts	72
12.6	Governing Law	72
12.7	Jurisdiction, Waiver of Jury Trial	72
12.8	Notices	73
12.9	Binding Effect; Assignment; Guaranty	74
12.10	Severability	75
12.11	Injunctive Relief	75
12.12	Non-Recourse	75
12.13	Certain Interpretations	75

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Quitclaim Deed
Exhibit D	Form of Sale Order
Exhibit E	Form of Deposit Escrow Agreement
Exhibit F	Form of Holdback Escrow Agreement
Exhibit G-1	Form of Trademark Assignment
Exhibit G-2	Form of Trademark Assignment
Exhibit H	Form of Copyright Assignment
Exhibit I-1	Form of Assignment of Patents
Exhibit I-2	Form of Assignment of Patents

SCHEDULES

Schedule 1	Acquired Customers
Schedule 2	Customer Contracts
Schedule 3	Vendor Contracts
Schedule 4	Assumed Real Property Leases
Schedule 5	Assumed Owned Real Property
Schedule 6	Equipment
Schedule 7	Post-Petition Designated Contracts
Schedule 8	Health and Welfare Plan Contracts
Schedule 9	Non-Assumed Contracts
Schedule 10	Cure Costs
Schedule 11	Permitted Encumbrances
Schedule 12	US Trial Balance Accounts Schedule
Schedule 13	March 31, 2008 Working Capital Calculation
Schedule 14	Certain Closing Releases, Discharges and Terminations
Schedule 15	Contract Consents

v

DISCLOSURE SCHEDULES

Section 2.3	Working Capital
Section 4.1	Corporate Organization and Qualification
Section 4.2	Subsidiaries
Section 4.3	Authority
Section 4.4	Consents of Third Parties
Section 4.5	Absence of Certain Developments
Section 4.6	Litigation
Section 4.7	Intellectual Property
Section 4.8	Contracts and Commitments
Section 4.9	Material Licenses
Section 4.10	Brokers and Finders
Section 4.11	Title to Purchased Assets
Section 4.12	Tangible Personal Property
Section 4.13	Real Property
Section 4.14	Employee Benefit Plans
Section 4.15	Compliance with Law
Section 4.16	Product Liability
Section 4.18	Certain Entities
Section 4.20	Insurance
Section 4.22	Employees; Labor Relations
Section 4.23	Environmental Matters
Section 4.24	Accounts Receivable
Section 4.25	Undisclosed Liabilities
Section 4.26	Taxes
Section 4.27	GST Registration
Section 4.28	Financial Statements
Section 4.29	Inventory
Section 4.30	Banks Accounts; Powers of Attorney

ASSET PURCHASE AGREEMENT

The ASSET PURCHASE AGREEMENT (this “Agreement”) is hereby amended and restated as of June 9, 2008 (the “date hereof” or the “date of this Agreement”), and replaces and supersedes in its entirety that certain Asset Purchase Agreement (the “Stalking Horse Agreement”) dated as of May 30, 2008 (the “Execution Date”), by and among Leiner Health Products Inc., a Delaware corporation (“Parent”), Leiner Health Services Corp., a Delaware corporation (“Leiner Services”), Leiner Health Products, LLC, a Delaware limited liability company (“Leiner Products” and together with Parent and Leiner Services, each a “Seller” and collectively the “Sellers”), NBTY Acquisition, LLC, a Delaware limited liability company and its Permitted Assigns (as defined in Section 12.9) (the “Purchaser”) and NBTY, Inc., a Delaware corporation, which wholly owns the Purchaser (“Buyer Holdco”).  Certain capitalized terms used herein are defined in Article X.

RECITALS

WHEREAS, the Sellers and the Non-Seller Entities currently conduct the Business (as defined herein) and the Purchaser desires to purchase all of the assets of the Sellers other than the Excluded Assets (as defined herein);

WHEREAS, each Seller is a debtor and debtor-in-possession in those certain bankruptcy cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) filed on March 10, 2008 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case Nos. 08-10446, 08-10447, 08-10448 and 08-10449 (as Jointly Administered, collectively, the “Chapter 11 Cases”);

WHEREAS, the Sellers have filed a motion seeking approval of, among other things, certain bidding procedures and the scheduling of a sale by auction of certain of the assets and liabilities of the Sellers primarily used in the Business, which approval was granted in an order dated April 10, 2008 (the “Bidding Procedures Order”);

WHEREAS, pursuant to the Bidding Procedures Order, Purchaser has submitted this Agreement signed by its duly authorized representatives, it being recognized that Purchaser has been selected as the prevailing bidder in said auction; and

WHEREAS, in connection with the Chapter 11 Cases and subject to the terms and conditions contained herein and following the entry of a Sale Order (as defined herein) acknowledging the Purchaser as the prevailing bidder and subject to the terms and conditions thereof, the Sellers shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, and assume from the Sellers the Assumed Liabilities, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Purchaser and the Sellers hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1          Purchase and Sale of Assets.  Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and the Sale Order, the Purchaser shall purchase, acquire and accept from each Seller and each Seller shall sell, transfer, assign, convey and deliver to the Purchaser on the Closing Date all of such Seller’s right, title and interest in, to and under the Purchased Assets, which are intended to constitute all assets, properties and rights of the Sellers used, usable or held for use to operate the Business (it being acknowledged and agreed that the purchase of the issued and outstanding capital stock and other equity interests of the Non Seller Entities shall vest indirectly in the Purchaser all assets of the Non Seller Entities), in each case free and clear of all Encumbrances except for Permitted Encumbrances (it being acknowledged and agreed that the only representations and warranties made by the Sellers (or made with respect to the Business) shall be those representations and warranties expressly set forth in Article IV (which are subject to the limitations and restrictions contained in this Agreement)).  The “Purchased Assets” shall mean, collectively, all of Sellers’ rights, title and interest in all of the assets of the Sellers of every kind or character and description, whether tangible, real, personal, or mixed, and wheresoever located, other than the Excluded Assets, including, without limitation, the following:

(a)           Seller Contracts with those customers set forth on Schedule 1 (the “Acquired Customers”) (collectively, the “Customer Contracts”), the current listing of which is generally set forth on Schedule 2; provided, however, that the final listing of Acquired Customers and Customer Contracts shall be set forth in an appropriate instrument of conveyance mutually acceptable to the Purchaser and the Sellers and delivered to the Purchaser at the Closing;

(b)           Accounts Receivable (it being acknowledged and agreed that the purchase of the issued and outstanding capital stock and other equity interests of the Non-Seller Entities shall vest indirectly in the Purchaser all of the Accounts Receivable of the Non-Seller Entities) (the “Acquired Accounts Receivable”), together with all intercompany receivables or notes payable from any Non-Seller Entity to any Seller;

(c)           Seller Contracts with suppliers and vendors listed on Schedule 3 (the “Vendor Contracts”);

(d)           Sellers’ right, title and interest in and to those leases for the Leased Real Property listed on Schedule 4;

(e)           deposits and prepaid expenses, including, without limitation, (x) security deposits with third party suppliers, vendors or service providers, to the extent such deposit or prepaid expense arose from an Assigned Contract, and (y) all deposits with utility companies or similar Persons that have been made by any Seller;

(f)            Documents relating to the Business, Acquired Customers, Products, Services, marketing, advertising, promotional activities, trade shows, and all files, supplier lists,

records, literature and correspondence, in each case in the possession of the Sellers as of the date of this Agreement (it being understood that the Sellers may keep copies of any documents they believe may be reasonably necessary or desirable solely to administer the bankruptcy estates and accomplish the orderly wind-down of the Sellers);

(g)           Owned Intellectual Property;

(h)           Licensed Intellectual Property, including under all IP License Contracts;

(i)            The names “LHP,” “Leiner,” “Leiner Health,” “Leiner Health Products,” “Leiner Health Services,” “Vita,” “Vita Health Products,” “VH Vita Holdings,” and any derivations thereof together with all of Seller’s rights to the websites used in the Business anywhere in the world;

(j)            insurable, fee simple title to the Owned Real Property (including all buildings, fixtures and other improvements thereon and all, to the extent assignable, appurtenances thereto, and all development, water, gas, oil, mineral, timber and similar rights related thereto) listed on Schedule 5, free and clear of all Encumbrances but subject to any applicable Permitted Encumbrances;

(k)           all Equipment, vehicles, office supplies, furniture, fixtures and other tangible personal property of every kind and description in the possession of the Sellers as of the date of this Agreement, including, without limitation, those items listed on Schedule 6;

(l)            solely to the extent transfer is permitted under the Bankruptcy Code or other applicable Law, Licenses necessary for the lawful ownership of the Purchased Assets or other lawful conduct of the Business as currently conducted;

(m)          the Sellers’ rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees, agents or third parties, including, without limitation, the Acquired Customers, but excluding any employment agreements containing any such agreements;

(n)           the Sellers’ rights, claims, credits, causes of action or rights of setoff against third parties under vendors’ or manufacturers’ warranties, indemnities and guaranties;

(o)           all of the issued and outstanding capital stock of and other equity ownership interests in the Non Seller Entities (as defined in Article X), together with all Documents of the type described in Section 1.2(f) that relate to a Non Seller Entity;

(p)           all claims, demands, proceedings and causes of action asserted by such Seller under all insurance policies relating directly to any Purchased Asset and arising during the period prior to the Closing;

(q)           all claims, choses in action, causes of action and judgments relating to the Business or the Purchased Assets, excluding any of the same identified in Section 1.2(h);

(r)            all Sellers’ right, title and interest in and to the those Contracts entered into by a Seller on or after the Petition Date listed on Schedule 7 (the “Post-Petition Designated Contracts”);

(s)           all Seller’s rights, title and interest in and to the Personal Property Leases (as defined in Section 4.12);

(t)            all rights, title and interest in and to those Contracts with respect to Seller’s provision of those health and welfare benefit plans listed on Schedule 8 (the “Health and Welfare Plan Contracts”);

(u)           (1) those Seller Contracts that are not Non-Assumed Contracts and (2) the Post-Petition Designated Contracts (the “Assigned Contracts”); and

(v)           the Sellers’ rights, title and interest in and to any payments made by customers of the Sellers on or before the Closing to the extent that such payments are not received and evidenced by cleared funds in the Sellers’ Bank Accounts and Lock Boxes and Safe Deposit Boxes (as such terms are defined in Section 4.32 below) prior to Closing;

(w)          the personnel files for all Employees who become employees of the Purchaser, it being understood and agreed that the Purchaser shall indemnify and hold harmless Sellers from any use by the Purchaser of such personnel files that is in violation of applicable Law;

(x)            Inventory of the Sellers related to the VMS Business;

(y)           subject to Section 1.2(j), all Bank Accounts and Lock Boxes and Safe Deposit Boxes; and

(z)            goodwill to the extent attributable to the Purchased Assets.

As of the Closing, (i) all of the Sellers’ right, title and interest in and to the Purchased Assets shall be immediately vested in the Purchaser free and clear of any and all Encumbrances, except for Permitted Encumbrances, all in accordance with the Sale Order, and (ii) all risk of loss as to all Purchased Assets shall pass from the Sellers to the Purchaser.

1.2          Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey, and each Seller shall retain all right, title and interest to, in and under, the following assets, properties, interests and rights of each Seller (collectively, the “Excluded Assets”):

(a)           any Contract which cannot be assumed and assigned pursuant to the terms of Bankruptcy Code Section 365, by virtue of its being non-executory in nature or a Rejected Contract or non-assignable under the terms of such Bankruptcy Code Section;

(b)           rights and claims under all Contracts that are not Assigned Contracts, and all employment agreements and severance agreements with any Employees;

(c)           Documents (whether copies or originals) (i) to the extent they relate to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of Seller or of any controlling affiliate of Seller, (ii) the disclosure of which would (X) violate any legal constraints or obligations regarding the confidentiality thereof, waive any attorney client, work product or similar privilege, (Y) that a Seller is required by Law to retain or (Z) disclose information about Seller or any of its present or past Affiliates which is not directly related to the Business, or (iii) prepared primarily in connection with to the transactions contemplated by this Agreement, including bids received from other parties;

(d)           capital stock and limited liability company interests in Leiner Services, Leiner Products and LHP;

(e)           except as provided in Section 1.1(p), all insurance policies of the Sellers, or any of them, (including director and officer insurance policies) or rights to proceeds thereof relating to the assets, properties or operations of such Seller (regardless of whether arising before or after the Closing Date);

(f)            except as provided in Section 1.1(o), Documents (whether copies or originals) relating to formation, qualifications to conduct business as a foreign corporation or other legal entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, by-laws, Tax Returns of Sellers and related work papers, letters from accountants and other documents relating to the organization and existence of such Seller as a corporation or other legal entity, as applicable (together with analogous documentation of the Sellers);

(g)           Except as may be specifically subject to an Assigned Contract, all of such Seller’s right, title and interest in and under the Seller Plans, and any associated funding media, assets, reserves, credits and service agreements, and all Documents created, filed or maintained in connection with such Seller Plans;

(h)           claims, credits, causes of action, rights of recovery, rights of recoupment and rights of setoff of any kind or nature such Seller may have that (i) are not against Non-Seller Entities, or (ii) do not relate to Purchased Assets, or (iii) relate to transactions occurring in connection with the Business on or prior to the Closing Date, other than with respect to Accounts Receivable (it being acknowledged and agreed that the purchase of the issued and outstanding capital stock and other equity interests of the Non-Seller Entities shall vest indirectly in the Purchaser all of the Accounts Receivable of the Non-Seller Entities), or (iv) arise under Chapter 5 of the Bankruptcy Code, including, without limitation, any avoidance actions, or (v) relate to the Sellers’ capitalization or debt financing, or (vi) are against any directors, officers and/or employees of the Sellers relating to actions or failures to act at any time on or prior to the Closing Date, but excluding claims, credits, causes of action or rights of setoff described in Section 1.1(n) and (p) of this Agreement;

(i)            the Sellers’ right, title and interest in and to the Non-Assumed Contracts, including, for the avoidance of doubt, those Contracts and arrangements of any of the Sellers which are not Assigned Contracts and those Contracts of any of the Sellers to the extent they involve customers who are not Acquired Customers;

(j)            all cash and Cash Equivalents, other than cash in transit and items covered by Sections 1.1(e) and (v), regardless of whether on hand or in banks or other financial institutions, all security entitlements, securities accounts, commodity contracts and commodity accounts, all cash retainers held by any professional retained by the Bankruptcy Court and all cash tendered as part of the Purchase Price;

(k)           personnel files for Employees not becoming employees of the Purchaser;

(l)            Seller’s rights, title and interest in and to those Contracts entered into by a Seller on or after the Petition Date other than the Post-Petition Designated Contracts;

(m)          all Tax assets of the Sellers including deferred Tax assets and income Tax receivables; and

(n)           each Seller’s (and Non-Seller Entity’s) rights under this Agreement.

1.3          Assumption of Liabilities.  Upon the transfer of the Purchased Assets on the Closing Date in accordance with the terms hereof, the Purchaser shall assume only the following Liabilities and no other Liabilities of the Sellers (it being understood that the Purchaser shall acquire the stock or other equity interests of the Non-Seller Entities with the result that the Liabilities of the Non-Seller Entities immediately after the Closing will be the same as the Liabilities of the Non-Seller Entities immediately prior to the Closing) (collectively, the “Assumed Liabilities”):

(a)           Liabilities of any Seller under each Assigned Contract or owed by any Seller to any Acquired Customer arising from and after the Closing Date, and all Cure Costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of each Assigned Contract;

(b)           all Liabilities of the Sellers for customer allowances relating to Acquired Customers, regardless of whether arising before, on or after the Petition Date to the extent such Liabilities are either accrued on balance sheets included in the Financial Statements or are current liabilities determined in accordance with GAAP;

(c)           Liabilities of the Sellers under or relating to Licenses (of any Seller or any Non-Seller Entity) arising from and after the Closing Date to the extent they are actually assigned to the Purchaser under Section 1.1(l) above;

(d)           Liabilities of the Sellers relating to or arising from the ownership or operation of the Business or from the Purchased Assets after the Closing Date;

(e)           Subject to Section 1.4(f) below, Liabilities of the Sellers consisting of accounts payable incurred in the Ordinary Course of Business with respect to the Business (other than those related to the OTC Business conducted by the Sellers in the United States of America) first arising on or after the Petition Date.  For the avoidance of doubt, Liabilities of the Sellers under Section 503(b)(9) of the Bankruptcy Code or under reclamation claims shall not be considered as arising on or after the Petition Date;

(f)            Liabilities arising before, on or after the Petition Date which are owing on behalf of those Employees of the Sellers who have become employees of the Purchaser as of the Closing pursuant to Section 6.1 with respect to accrued vacation, accrued personal days, accrued sick leave, accrued payroll deductions, accrued employer payroll tax, payroll accrual, in-house commissions and health insurance accrual;

(g)           Liabilities of Sellers arising pursuant to Post-Petition Designated Contracts; and

(h)           without duplication, Liabilities arising before, on or after the Petition Date to the extent such Liabilities are of a type included within the categories of liabilities identified with a “Y” on the US Trial Balance Accounts Schedule attached hereto on Schedule 12, provided that nothing in this clause (h) shall obligate the Purchaser to assume any contractual or other obligation arising after the Closing Date.

1.4          Excluded Liabilities.  The Parties acknowledge that the Assumed Liabilities shall include only those Liabilities set forth in Section 1.3 hereof.  The Purchaser shall not assume, and shall not be deemed to have assumed, any Liabilities of the Sellers (other than the Assumed Liabilities), including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”) (it being understood that the Purchaser shall acquire the stock or other equity interests of the Non-Seller Entities with the result that the Liabilities of the Non-Seller Entities immediately after the Closing will be the same as the Liabilities of the Non-Seller Entities immediately prior to the Closing):

(a)           all Liabilities of the Sellers to the extent arising out of or otherwise relating to the Excluded Assets;

(b)           all Liabilities for Taxes of the Sellers relating to periods prior to the Closing except as expressly provided in Sections 1.3(e), (f) or (h);

(c)           all Liabilities of each Seller to the extent arising from its breach of any term, covenant or provision of any Assigned Contract arising before the Closing (except for Liabilities assumed pursuant to Section 1.3(a) of this Agreement);

(d)           except as set forth in Sections 1.3(e), (f) or (h), all Liabilities of the Sellers in respect of Contracts that are not Assigned Contracts, including, without limitation, Liabilities of the Sellers in respect of Contracts entered into on or after the Petition Date other than Post-Petition Designated Contracts;

(e)           all Liabilities of each Seller in respect of Indebtedness incurred prior to the Closing, whether or not relating to the Business, other than capital leases that are Assigned Contracts;

(f)            all Liabilities to the extent arising from or relating to the employment, or termination of employment by the Sellers, of any Employee, former Employee, independent contractor or contingent worker with respect to the Business prior to the Closing Date except for Liabilities assumed pursuant to Section 1.3(f);

(g)           except (i) as may be specifically subject to an Assigned Contract or (ii) as provided under Section 6.2(b), all Liabilities to the extent arising under or otherwise in respect of any Seller Plan;

(h)           any and all trade and vendor accounts payable, including, without limitation, trade and vendor accounts payable to the extent related to the Business and outstanding on or before the Closing and related to products and services provided to the Sellers on or before the Closing, other than as specifically assumed by the Purchaser under Section 1.3 of this Agreement;

(i)            all Liabilities to the extent relating to amounts expressly required to be paid by the Sellers hereunder;

(j)            Liabilities, if any, that arise from, relate to, or result from the current, ongoing investigation of the Sellers and their Affiliates by the United States Department of Justice and the United States Food and Drug Administration;

(k)           all Liabilities of any Seller arising out of pending or threatened legal proceedings relating to periods prior to the Closing;

(l)            all Liabilities of any Seller relating to the manufacturing or sale of products prior to the Closing, other than Liabilities specifically assumed pursuant to Sections 1.3(e), (f) or (h);

(m)          Liabilities of the Sellers, if any, that arise from, relate to or result from the Management Incentive Plans;

(n)           all Liabilities of the Sellers relating to termination of Employees of the OTC Business arising during the period prior to the Closing except as provided in Section 6.1;

(o)           all Liabilities for professional fees of the Sellers (including fees and expenses of the attorneys, accountants, financial advisors, investment bankers and other professionals retained by the Sellers or the unsecured creditors’ committee), and all fees owed to the U.S. Trustee;

(p)           except as set forth in Sections 1.3(e), (f) or (h), all Liabilities of the Sellers with respect to any matter set forth (i) in Section 4.5 of the Disclosure Schedule as item numbers 2, 3, 5, 7, 8, 9, 2nd sentence of item number 11, 14, 15, 16, 17, 18, 19 and 20; (ii) in Section 4.6 of the Disclosure Schedule; (iii) the unreleased liens on most of the United States trademarks described in FN2 of Section 4.7 of the Disclosure Schedule and the potential IP Litigation disclosed in Section 4.7 of the Disclosure Schedule; (iv) the South Carolina equipment leases identified in Section 4.12 of the Disclosure Schedule; (v) items 3, 5 and 6-18 of Section 4.14 of the Disclosure Schedule; (vi) item 1 under Section 4.15 of the Disclosure Schedule; (vii) all items included in Section 4.16 of the Disclosure Schedule; (viii) all items listed on Section 4.20 of the Disclosure Schedule; (ix) items described in Section 4.22 of the Disclosure Schedule under the heading “Current Annual Bonus Potential” for all employees other than Employees of the Non-Seller Entities; (x) the Sarbanes Oxley litigation referred to at Note 1 of Section 4.22 of the Disclosure Schedule; (xi) all items of Section 4.23 of the Disclosure Schedule; (xii) item 1 in

Section 4.25 of the Disclosure Schedule, (xii) all items described in the last paragraph of Section 4.26 of the Disclosure Schedule, or (xiii) item 7 in Section 4.29 of the Disclosure Schedule;

(q)           all Liabilities of the Sellers with respect to any non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees, agents or third parties, including, without limitation, the Acquired Customers;

(r)            all Liabilities of the Sellers with respect to any Contract, License, or other arrangement or any other matter to the extent not set forth in the Disclosure Schedules to this Agreement (taking into account the updates or modifications, if any, permitted by this Agreement to be made to the Disclosure Schedules); provided, that this clause (r) will not operate to impair or affect Purchaser’s obligations to assume the Assumed Liabilities under Section 1.3 above;

(s)           all Liabilities under or with respect to LHP Holding Corp. 2004 Stock Option and all stock option agreements entered unto thereunder;

(t)            all Liabilities of the Sellers under or with respect to the critical vendor program approved by the Bankruptcy Court [orders entered at docket nos. 27 and 191] or under any agreements with critical vendors related to such critical vendor program; and

(u)           all other Liabilities of the Sellers to the extent not expressly assumed by the Purchaser pursuant to Section 1.3.

1.5          Cure Costs; Disclosure Schedule.

(a)           The Purchaser shall pay and discharge and be responsible only for those Cure Costs set forth on Schedule 10 and the Sellers shall have no Liability therefor or otherwise in connection therewith.  The Cure Cost for any Assigned Contract not listed on Schedule 10 and for any Assigned Contract listed on Schedule 10 for which no Cure Cost is specified on Schedule 10 shall be deemed to be $0.

(b)           From time to time prior to the Closing, the Sellers may supplement or amend (i) the Cure Costs set forth on Schedule 10 to bring them up to date; provided, however, if any Cure Cost is greater than 110% of the Cure Cost set forth on Schedule 10 as in effect on the Execution Date, the Purchaser shall have the right to designate the associated contract as a Non-Assumed Contract, (ii) the Disclosure Schedules to this Agreement with respect to any matter that, if existing, occurring or known at the Execution Date, would have been required to be set forth or described in the Disclosure Schedules (it being understood and agreed that the Disclosure Schedules shall be deemed amended by all such supplements and amendments for all purposes hereunder), and (iii) Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 7, Schedule 8 and Schedule 9, it being understood and agreed hereby that (a) notwithstanding anything contained in this Agreement to the contrary (subject to Section 8.6(b), if applicable), the Sellers shall have the unconditional right to terminate or reject in the Bankruptcy Court any Non-Assumed Contracts and (b) any amendment or supplement pursuant to the preceding clauses (i) and (ii) shall not modify the rights of the Purchaser pursuant to Section 3.4(c) after giving effect to such amendment or supplement.

1.6          “As Is” Transaction.  THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV OF THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE PHYSICAL CONDITION OF OWNED REAL PROPERTY OR ANY PERSONAL PROPERTY COMPRISING A PART OF THE PURCHASED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY THE PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHETHER OWNED IN FEE OR THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY THE PURCHASER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PURCHASED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF) THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.  THE PURCHASER FURTHER ACKNOWLEDGES THAT THE PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS THE PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV HEREOF, THE PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, THE PURCHASER WILL ACCEPT THE PROPERTY AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE II.

CONSIDERATION

2.1          Consideration.

(a)           The aggregate consideration to be paid for the purchase of the Purchased Assets shall be THREE HUNDRED EIGHTY FIVE MILLION DOLLARS ($385,000,000), subject to adjustment as provided in Sections 2.3 and 2.4 (the “Base Amount”).  The Base Amount shall be paid at Closing in the following manner:

(i)            cash in the amount of the difference between (x) $370,600,000 (the “Cash Purchase Price”) and (y) the sum of (I) the Deposit Amount and (II) all accrued interest and investment income thereon (it being acknowledged that the amount of such sum shall be delivered to the Sellers at Closing in accordance with Section 2.2(a) below); and

(ii)           the application of the following credit amounts:

(x) $500,000 in consideration of Purchaser agreeing to serve as the Back-up Bidder until the date that is seventy (70) days after the date of Sale Hearing pursuant to the provisions of Section 7.1(c);

(y) $7,000,000  in consideration of the modifications made hereby to Section 2.3(a) of the Stalking Horse Agreement in respect of the Working Capital adjustment provisions; and

(z) $6,900,000 in consideration for Seller’s not being required to pay the Break-Up Fee and the Expense Reimbursement Amount arising from the amendment and restatement hereby of the Stalking Horse Agreement in connection with the auction referred to in the recitals to this agreement.

(b)           In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Purchased Assets, the Purchaser shall assume and discharge the Assumed Liabilities, including, without limitation, the Cure Costs, in accordance with Section 1.3 (the Cash Purchase Price, plus the Assumed Liabilities, collectively, the “Purchase Price”).

2.2          Purchase Price Deposit.  Simultaneously herewith, the Purchaser shall have deposited with JPMorgan Chase Bank, National Association (the “Escrow Agent”), pursuant to the terms of the Deposit Escrow Agreement, by certified check or wire transfer of immediately available funds, the aggregate sum of ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($11,500,000) (the “Deposit Amount”).  Pursuant to the Deposit Escrow Agreement and pursuant thereto:

(a)           At Closing, the Deposit Amount plus all accrued interest and investment income thereon shall be (i) applied towards the Purchase Price payable by the Purchaser to the Sellers under Section 3.3(a) hereof; and (ii) delivered to the Sellers at Closing;

(b)           If this Agreement is terminated by the Sellers pursuant to Section 3.4(d)(ii), the Deposit Amount plus all accrued interest and investment income thereon shall be delivered to the Sellers (it being understood that receipt of the Deposit Amount shall not constitute the sole and exclusive remedy of the Sellers with respect to the matters and circumstances relating thereto and the Sellers shall continue to have available to them all other rights and remedies available at law and/or equity with respect thereto); and

(c)           If this Agreement is terminated other than pursuant to Section 3.4(d)(ii), the Deposit Amount, together with all accrued interest and investment income thereon, shall be returned to the Purchaser.

2.3          Working Capital Adjustment.

(a)           In the event that Working Capital on the Closing Date is (i) less than $110,000,000, then the Cash Purchase Price shall be adjusted downward on a dollar for dollar basis by the amount of such shortfall or (ii) greater than $110,000,000, then the Cash Purchase Price shall be adjusted upward, on a dollar for dollar basis by the amount of such excess.  For purposes hereof, “Working Capital” shall mean, at any given time (i) the sum of the current assets included in the Purchased Assets at such time plus the current assets of the Non-Seller Entities (including cash or Cash Equivalents) at such time minus (ii) the sum of the current liabilities included in the Assumed Liabilities at such time plus the current liabilities of the Non-Seller Entities at such time, all determined in accordance with GAAP, consistently applied, minus (iii) to the extent not otherwise included in current liabilities (and without duplication), the accrued and unpaid expenses related to employees of the Sellers and of the Non-Seller Entities to the extent that such expenses are Assumed Liabilities, all as calculated in accordance with, and on a basis consistent with, the US Trial Balance Accounts Schedule attached hereto on Schedule 12 and the March 31, 2008 Working Capital Calculation attached hereto on Schedule 13.

(b)           Not later than 45 days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers a final statement (the “Final Statement”) setting forth as of the Closing the actual Working Capital specifying in reasonable detail the method of calculation of the amounts set forth therein together with a calculation of any adjustment required to be made to the Cash Purchase Price in accordance with Section 2.3(a) (the “Reconciliation Amount”).  The Purchaser shall deliver to the Sellers at the time of delivery of the Final Statement to the Sellers, a copy of the work papers used in preparation thereof.  Subject to Section 2.3(c) below, within fifteen (15) days following the delivery of the Final Statement and such work papers to the Sellers, the Purchaser shall pay to the Sellers or the Sellers shall pay to the Purchaser, as applicable, the Reconciliation Amount, if any.

(c)           In the event the Sellers object to any amounts shown on the Final Statement, the Sellers shall notify the Purchaser in writing of such objection within the fifteen (15) day period following the delivery thereof, stating in such written objection the reason therefor and setting forth in reasonable detail the calculation of the Reconciliation Amount. Upon receipt by the Purchaser of such written objection, the parties shall attempt to resolve the disagreement concerning the Reconciliation Amount through negotiation.  If the Purchaser and the Sellers cannot resolve such disagreement concerning the Reconciliation Amount within twenty (20) days following the end of the foregoing fifteen (15) day period, the parties shall submit the matter for resolution to a firm of independent certified public accountants jointly selected by the Sellers and the Purchaser and not affiliated with either party, with the costs thereof to be shared equally by the parties.  Such accounting firm shall deliver a statement setting forth its own calculation of the Reconciliation Amount if any within thirty (30) days of the submission of the matter to such firm (which calculation, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal).  The Purchaser shall pay to the Sellers or the Sellers shall pay to the Purchaser, as applicable, the Reconciliation Amount shown to be due on the statement of such accounting firm promptly, but in no event later than five (5) days following the delivery of such statement by such accounting firm to the parties.

2.4          Cure Cost Adjustment.  The Cash Purchase Price shall also be adjusted downward or upward on a dollar for dollar basis by the difference between the aggregate amount of the Cure Costs actually required to be paid by the Purchaser for Assigned Contracts (the “Final Cure Costs”) as fixed by Order of the Bankruptcy Court or by the consent of the Sellers, the Purchaser and the Counterparty to the applicable Assigned Contract and $555,000.  If the aggregate amount of the Final Cure Costs exceeds $555,000, then the Cash Purchase Price shall be decreased dollar for dollar by such difference.  If the aggregate amount of the Final Cure Costs is less than $555,000, then the Cash Purchase Price shall be increased dollar for dollar by such difference.

2.5          Holdback Account.  At the Closing the Purchaser shall deduct the Holdback Amount from the amount otherwise payable pursuant to Section 2.1(a) and place it in an escrow account (the “Holdback Account”) pursuant to the Holdback Escrow Agreement.  In addition, the Purchaser and Buyer Holdco shall deliver to the Holdback Account the Security Amount to be held in escrow (pursuant to the Holdback Escrow Agreement) in respect of Purchaser’s obligations to make payment pursuant to Section 2.3, 2.4 or 6.1.  Any amounts due and payable by Sellers to Purchaser pursuant to Section 2.3, 2.4 or 6.1 shall be paid from amounts in the Holdback Account designated as the Holdback Amount; provided that if the amounts due and payable by the Sellers to the Purchaser pursuant to Section 2.3 or 2.4 (collectively, the “Seller Liability”) exceed the amount in the Holdback Account, the Sellers shall have no further Seller Liability.  Any amounts due and payable from Purchaser to the Sellers pursuant to Section 2.3, 2.4 or 6.1 (the “Purchaser Liability”) shall be paid first from amounts held in the Holdback Account and designated as the Security Amount. On the later of the date 120 days after the Closing and the date on which all amounts owing pursuant to Section 2.3 and 2.4 have been finally determined, the Holdback Account shall be closed and any balance remaining in the Holdback Account shall be automatically remitted (i) to the Sellers to the extent such amounts are designated as the Holdback Amount or (ii) to the Purchaser to the extent such amounts are designated as the Security Amount.

2.6          Canadian Tax Clearance Certificates.

(a)           Sellers shall use reasonable efforts to deliver to the Purchaser on or before the Closing Date a clearance certificate with respect to the sale of all of the issued and outstanding capital stock and other equity ownership interests in VH Holdings under section 116 of the ITA (the “Tax Clearance Certificate”) having a certificate limit at least equal to the portion of the Purchase Price allocated to such issued and outstanding capital stock of and other equity ownership interests in VH Holdings (the “Canadian Share Allocation”).

(b)           If the Tax Clearance Certificate is not delivered to the Purchaser on or prior to the Closing Date, the Purchaser shall exclude from the Canadian Share Allocation payable on the Closing Date an amount equal to one-quarter (1/4) of the Canadian Share Allocation (such excluded amount being the “Tax Withheld Amount”).  The Tax Withheld Amount shall be deposited by the Purchaser in an interest bearing escrow account with Aikins, MacAulay & Thorvaldson LLP (the “Tax Withheld Escrow Agent”) and released by the Tax Withheld Escrow Agent on the terms set out in this Section 2.6.

(c)           If, on or before the 30th day of the month following the calendar month in which the Closing occurs, the Purchaser receives the Tax Clearance Certificate from Sellers with a certificate limit at least equal to the Canadian Share Allocation, the Purchaser shall promptly pay to Sellers the Tax Withheld Amount together with interest earned on the investment of the Tax Withheld Amount less any applicable withholding tax with respect to such interest.

(d)           If, by the 30th day of the month following the calendar month in which the Closing occurs (the “Tax Remittance Date”), the Purchaser:

(i)            has not received the Tax Clearance Certificate, or

(ii)           has received the Tax Clearance Certificate with a certificate limit that is less than the Canadian Share Allocation,

then, unless the Canada Revenue Agency (the “CRA”)  shall have issued a letter (a “Tax Comfort Letter”) confirming that it will not enforce the remittance of funds as is normally required under subsection 116(5) of the ITA and that the Purchaser will not be charged interest or penalties if it delays the remittance of amounts in respect of the purchase of all of the issued and outstanding capital stock of and other equity ownership interests in the VH Holdings until further instructed by the CRA, the Purchaser shall remit to the CRA the Tax Withheld Amount (or, if the Tax Clearance Certificate is received by the Purchaser but with a certificate limit less than the Canadian Share Allocation, the relevant portion of the Tax Withheld Amount) and shall pay to Sellers the interest earned on the investment of the Tax Withheld Amount less applicable withholding tax with respect to such interest.

(e)           If Sellers provide a Tax Comfort Letter to the Purchaser prior to the Tax Remittance Date, then the Purchaser shall not remit the Tax Withheld Amount to the CRA on the date that would otherwise be the Tax Remittance Date.

(f)            If the Tax Clearance Certificate with a certificate limit at least equal to the Canadian Share Allocation is received while the Tax Comfort Letter remains in effect, the Purchaser shall, promptly after receipt of such certificate, pay to Sellers the Tax Withheld Amount together with interest earned on the investment of the Tax Withheld Amount less any applicable withholding tax with respect to such interest.

(g)           If the CRA notifies either Sellers or the Purchaser that the Tax Comfort Letter is no longer in effect or if the Tax Comfort Letter expires on its own terms, the date of notification or expiration, as the case may be, shall be deemed to be the Tax Remittance Date for the purposes of this Section 2.6.

ARTICLE III.

CLOSING AND TERMINATION

3.1          Closing.  Subject to the satisfaction of the conditions set forth in Sections 9.1 through 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets, and the assumption of the Assumed

Liabilities provided for in Article I hereof (the “Closing“) shall take place at the offices of Kirkland & Ellis LLP, located at Citigroup Center, 153 East 53rd Street, New York, New York 10022-4611 (or at such other place as the parties may designate in writing) on the date that is no later than thirty (30) days following the entry of a Sale Order (which Sale Order has not been stayed or otherwise enjoined); provided that, to the extent the conditions set forth in Article IX are not satisfied by such date subject to Section 3.4, the period of time within which the Closing shall occur shall be automatically extended until, and the Closing shall occur promptly following, such date as all of the conditions set forth in Article IX hereof shall have been satisfied or waived (other than such conditions that by their nature are to be satisfied at the Closing), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”  Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of each of the Sellers in the Purchased Assets to be acquired by the Purchaser hereunder shall be considered to have passed to the Purchaser as of 12:01 a.m. New York time on the Closing Date.

3.2          Closing Deliveries by the Sellers.  At the Closing, the Sellers shall deliver to the Purchaser:

(a)           a duly executed bill of sale with respect to the Purchased Assets, substantially in the form attached hereto as Exhibit A;

(b)           a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, substantially in the form attached hereto as Exhibit B;

(c)           a duly executed and acknowledged quitclaim deed in recordable form with respect to the Owned Real Property, substantially in the form attached hereto as Exhibit C;

(d)           a copy of the final Sale Order certified by the clerk of the Bankruptcy Court, substantially in the form attached hereto as Exhibit D;

(e)           a duly executed Holdback Escrow Agreement in the form attached hereto as Exhibit F (the “Holdback Escrow Agreement”)

(f)            a duly executed non-foreign person affidavit of each of the Sellers dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(g)           a duly executed title affidavit and gap indemnity in a form reasonably acceptable to Seller and reasonably required by the title company issuing the Purchaser’s title insurance policy for the Owned Real Property;

(h)           the officer’s certificates required to be delivered pursuant to Sections 9.3(a) and 9.3(b);

(i)            letters in form and substance reasonably satisfactory to the Purchaser and Sellers issued by Endeavour EHS LLC (or their successor) authorizing the Purchaser to rely on the reports issued by Endeavour EHS LLC to the Sellers in the forms previously delivered to the Purchaser as if the Purchaser had originally engaged such consultants;

(j)            share certificates or other documents evidencing ownership of each of the Non-Seller Entities, together with all original Books and Records related to the Non-Seller Entities;

(k)           such other transfer, recordation and deed intake forms and other statements, disclosures, documents and certifications reasonably and customarily required to convey real property in the jurisdiction in which the Owned Real Property is located;

(l)            duly executed Trademark Assignments in substantially the forms attached hereto as Exhibits G-1 and G-2;

(m)          a duly executed Copyright Assignment in substantially the form attached hereto as Exhibit H;

(n)           duly executed Assignments of Patents in substantially the forms attached hereto as Exhibit I-1 and I-2;

(o)           except for Permitted Encumbrances, all applicable releases, discharges and terminations of liens, mortgages and encumbrances set forth on Schedule 14;

(p)           such other conveyance documents, instruments and certificates as the Purchaser may reasonably request.

3.3          Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to (or at the direction of) the Sellers:

(a)           by wire transfer of immediately available funds, the Cash Purchase Price (after giving effect to the credits described in Section 2.1(a), less the sum of (I) the Deposit Amount and (II) all accrued interest and investment income thereon, and less the Holdback Amount) and the release of the Deposit Amount plus all accrued interest and investment income thereon pursuant to Section 2.2(a);

(b)           evidence of the deposit of the Holdback Amount and the Security Amount in the Holdback Account;

(c)           a duly executed assignment and assumption agreement substantially in the form attached hereto as Exhibit B, and such other documentation as the Sellers may reasonably request evidencing the Purchaser’s assumption of the Assumed Liabilities;

(d)           a duly executed Holdback Escrow Agreement; and

(e)           the officer’s certificates required to be delivered pursuant to Sections 9.2(a) and 9.2(b).

3.4          Termination of Agreement.  This Agreement may be terminated as follows:

(a)           by the mutual written consent of the Sellers and the Purchaser at any time prior to the Closing;

(b)           by the Purchaser or the Sellers, if:

(i)            there shall be in effect a Final and Non-Appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence);

(ii)           the Bankruptcy Court shall enter, after the Auction, an Order approving a bid to purchase all or some of the Purchased Assets from a third party other than the Purchaser, and the transactions contemplated by such offer shall have been closed, consummated and funded, provided, however, that Sellers’ sale of Inventory in the Ordinary Course of Business shall not trigger Sellers’ obligation to pay the Break-up Fee or Expense Reimbursement Amount; or

(iii)          the Closing shall not have occurred on or before the date that is 120 days after the Execution Date (the “Outside Date”).

(c)           by the Purchaser, if:

(i)            the auction of the Purchased Assets and Assumed Liabilities (the “Auction“) shall not have commenced by the close of business on July 14, 2008;

(ii)           the Sale Order shall not have been entered by the Bankruptcy Court by the close of business on July 18, 2008;

(iii)          the Closing shall not have occurred by the later of (x) the date that is thirty (30) days following the date that the Sale Order is entered by the Bankruptcy Court and (y) the tenth Business Day following satisfaction of all the conditions set forth in Article IX (as may be extended by the parties in writing, the “Termination Date“); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Purchaser, then the Purchaser may not terminate this Agreement pursuant to this Section 3.4(c)(iii);

(iv)          any condition precedent to the obligations of the Purchaser set forth in Sections 9.1 and 9.3 shall have become incapable of fulfillment other than as a result of a breach by the Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by the Purchaser;

(v)           there shall be a material breach by any of the Sellers of any representation or warranty of or on behalf of the Sellers, or any covenant or agreement of or on behalf of the Sellers contained in this Agreement which would result in a failure of a condition set forth in Sections 9.1 or 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by the Purchaser to the Sellers of such breach and (ii) the applicable Termination Date;

(vi)          the Chapter 11 Cases are converted to cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner is appointed in the Chapter 11 Cases; or

(vii)         the notice of the Hearing (as defined in the Interim Order Authorizing the Selling Debtors to Designate a Stalking Horse Bidder and to enter into the Break-up Fee Arrangement under certain circumstances (Docket No. 299)), conforming with the requirements set forth in Section 7.3 of this Agreement, is not filed on or before May 29, 2008, the Hearing is not commenced on or before May 30, 2008, and the Stalking Horse Bid Order is not entered on or before June 2, 2008 or, in each case, such later dates as may be agreed to by the Purchaser;

(d)           by the Sellers:

(i)            if any condition precedent to the obligations of the Sellers set forth in Sections 9.1 and 9.2 shall have become incapable of fulfillment other than as a result of a breach by any of the Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by the Sellers; or

(ii)           if there shall be a material breach by the Purchaser of any representation or warranty of or on behalf of the Purchaser, or any covenant or agreement of or on behalf of the Purchaser contained in this Agreement which would result in a failure of a condition set forth in Section 9.2 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by the Sellers to the Purchaser of such breach and (ii) the applicable Termination Date.

3.5          Procedure Upon Termination.  In the event of a termination of this Agreement by the Purchaser or the Sellers, or both, pursuant to Section 3.4, written notice thereof shall be given promptly to the other parties, and this Agreement shall thereupon terminate, and the purchase of all of the Purchased Assets shall be abandoned if terminated prior to the Closing.  If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.6          Effect of Termination.

(a)           In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser or the Sellers; provided, however, that the obligations of the parties set forth in Article XII hereof shall survive any such termination and shall be enforceable hereunder.

(b)           Nothing in this Section 3.6 shall relieve the Purchaser or the Sellers of any liability for a breach of this Agreement prior to the date of termination.  The damages recoverable by the Sellers or the Purchaser, as applicable, in the event of such breach, shall include (but not be limited to) all reasonable and documented attorneys’ fees reasonably incurred by the non-breaching party in connection with the transactions contemplated hereby.

(c)           The Non-Disclosure Agreement shall survive any termination of this Agreement and nothing in this Section 3.6 shall relieve the parties of their obligations under the Non-Disclosure Agreement.

(d)           In the event of, and as a condition to, a termination of this Agreement pursuant to Section 3.4(b)(ii), the Sellers will pay the Purchaser, the sum of $5,750,000 (the “Break-up Fee”) and the Expense Reimbursement Amount from the proceeds of the purchase price paid for the Purchased Assets by the Prevailing Bidder which payment shall (notwithstanding any other provision of this Agreement to the contrary (including Section 3.6(b)) constitute the sole and exclusive remedy of the Purchaser and Buyer Holdco with respect to the matters or circumstances giving rise thereto.  The Seller’s obligation to pay the Break-up Fee and the Expense Reimbursement Amount shall survive the termination of this Agreement and shall be given super priority administrative expense claim status, subject only to the liens and claims in favor of the DIP Lenders and the Carve-Out, pursuant to the terms of the Stalking Horse Bid Order.  For the avoidance of doubt, no Break-up Fee or Expense Reimbursement Amount shall be payable in the event of termination of this Agreement pursuant to Section 3.4(d).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby, jointly and severally, make the representations and warranties in this Article IV to the Purchaser, except as qualified by sections in the Disclosure Schedule attached hereto, as the same may be amended, updated or modified with respect to any matter to the extent such matter first develops, occurs or arises after the Execution Date (regardless of when the Sellers have Knowledge of such event), subject to the Purchaser’s right of termination pursuant to Section 9.3(a).  Each such section of the Disclosure Schedule is numbered by reference to representations and warranties in a specific Section of this Article IV, and the representations and warranties set forth in this Article IV shall not survive the Closing.

4.1          Corporate Organization and Qualification.  Each of the Sellers, each Non-Seller Entity and Canadian JV Holdco are duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization listed on Section 4.1 of the Disclosure Schedule and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification.  Parent has previously made available to the Purchaser complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of each Seller and each Non-Seller Entity in effect on the Execution Date.

4.2          Subsidiaries.

(a)           Section 4.2 of the Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each of the Sellers and each Non-Seller Entity.  Except as set forth in Section 4.2 of the

Disclosure Schedule, all outstanding shares of capital stock of or other equity ownership interests in Leiner Services, Leiner Products and each of the Non-Seller Entities are owned, directly or indirectly, by Parent free and clear of all Encumbrances.

(b)           Other than their respective Subsidiaries identified in Section 4.2 of the Disclosure Schedule, there are no other corporations, associations or other entities in which the Sellers or any of their Subsidiaries, or the Non-Seller Entities or any of their Subsidiaries, own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  The sole purpose of Canadian JV Holdco is ownership of trademarks used in connection with a joint venture between Vita Health Products Inc. and Pendopharm, a division of Pharmascience.  Canadian JV Holdco conducts no other business and employs no employees.

(c)           Section 4.2 of the Disclosure Schedule lists the number of shares of capital stock of each Non-Seller Entity and Canadian JV Holdco which are authorized and which are issued and outstanding and the number of shares of capital stock of such Non-Seller Entity owned directly or indirectly by Parent.  All of the issued and outstanding shares of capital stock of each Non-Seller Entity and Canadian JV Holdco have been duly authorized and validly issued and are fully paid and non-assessable.  Except in respect of Canadian JV Holdco, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the Non-Seller Entities.  There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring any Non-Seller Entity to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Non-Seller Entities.  Parent has full and exclusive power, right and authority, directly or indirectly by voting the shares of a Subsidiary, to vote all of the shares of capital stock of each Non-Seller Entity and Canadian JV Holdco owned by it in accordance with the constituent documents of each such Non-Seller Entity, and except in respect of Canadian JV Holdco, Parent is not bound by any other document or agreement affecting or relating to its right to transfer or vote such shares of capital stock of any of the Non-Seller Entities.

4.3          Authority.  Except for such authorization as is required by the Bankruptcy Court (including the Sale Order), and except as set forth on Section 4.3 of the Disclosure Schedule, each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Sellers in connection with the consummation of the transactions contemplated by this Agreement (the “Sellers’ Documents“), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.4          Consents of Third Parties; No Conflict.  Except as set forth on Section 4.4 of the Disclosure Schedule, no consent, waiver, approval, Order, License or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of any Seller or any Non-Seller Entity in connection with the execution and delivery of this Agreement or the Sellers’ Documents, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Sellers of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order, (ii) the notification requirements under, and the expiration or termination of all applicable waiting periods relating to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder or the Competition Act (Canada) (and including any similar applicable foreign Laws) (collectively, the “HSR Act”) and the conclusion of any proceeding that may have been filed thereunder, and (iii) such other consents, waivers, approvals, Orders, Licenses, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.  Subject to the entry of the Sale Order, the execution and delivery of this Agreement and the Sellers’ Documents, the compliance by the Sellers with the provisions hereof and thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Sellers of any other action contemplated hereby or thereby will not violate, conflict with or result in the breach of (i) any provision of the Certificate of Incorporation or By-laws of a Seller or a Non-Seller Entity or the Certificate of Formation or limited liability company agreement of a Seller or a Non-Seller Entity; (ii) any Material Contract to which any Seller or Non-Seller Entity is a party or by which it is bound; or (iii) any Law, rule or regulation of any Governmental Body having jurisdiction over any Seller or Non-Seller Entity.

4.5          Absence of Certain Developments.  Except for actions taken in connection with the Chapter 11 Cases, as contemplated or expressly required or permitted by this Agreement, or as set forth in Section 4.5 of the Disclosure Schedule, since December 31, 2007, the Business has been conducted in the Ordinary Course of Business, and there has not been:

(a)           any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the tangible Purchased Assets or tangible assets of any Non-Seller Entity, which losses in the aggregate exceed $750,000;

(b)           any sale, lease or other disposition of any material asset of the Sellers or Non-Seller Entities with an original purchase price, when acquired by the Sellers or Non-Seller Entities, in excess of $1,000,000, other than in the Ordinary Course of Business, except for the disposition of obsolete or immaterial or worthless assets not necessary for the conduct of the Business by the Sellers or Non-Seller Entities;

(c)           any incurrence, assumption or guarantee by the Sellers or Non-Seller Entities of any Indebtedness for borrowed money in excess of $50,000, in the aggregate, that would be binding upon the Purchaser;

(d)           any creation or other incurrence of any Encumbrance (other than Permitted Encumbrances) on any asset of the Sellers or Non-Seller Entities that would be binding upon the Purchaser, except any incurrence, assumption or guarantee that is immaterial or has been agreed to in writing in advance by the Purchaser (excluding the Assumed Liabilities, and assuming entry of the Sale Order);

(e)           (i) any increase in the salary, wages or other compensation of any Employee whose annual salary is, or after giving effect to such change would be, $100,000, or more, except for increases (x) in the Ordinary Course of Business or (y) pursuant to any Contract disclosed to Purchaser in the data room prior to the Execution Date but only to the extent required by the terms of such Contract; (ii) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Seller Plan or Employee Benefit Plan or any employment-related Contract or other compensation arrangement with or for Employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Seller Plan or any employment-related Contract or other compensation arrangement with or for Employees; or (iii) any adoption, entering into or becoming bound by any Employee Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with applicable Law presented options, only to the extent the option which the Seller reasonably believed to be the least costly option;

(f)            any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of any Seller or Non-Seller Entity used or held for use in the conduct of the Business in an aggregate amount exceeding $500,000;

(g)           any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (B) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;

(h)           any acquisition or disposition of any assets and properties used or held for use in the conduct of the Business, other than Inventory, trade fixtures, property, plant and equipment in the Ordinary Course of Business and other acquisitions or dispositions, not exceeding in either case $100,000 individually or $1,000,000 in the aggregate;

(i)            capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets not exceeding the aggregate amounts provided for in the budgets set forth in Section 4.5 of the Disclosure Schedule;

(j)            any transaction with any officer, director, or Affiliate of a Seller or any relative, beneficiary, spouse or Affiliate of such officer, director or Affiliate (i) outside the Ordinary Course of Business or (ii) other than on an arm’s length basis;

(k)           any distribution or dividend authorized or made by any Non-Seller Entity, or any redemption, repurchase, defeasance or acquisition of any equity interest in a Non-Seller Entity; or

(l)            any entering into of a Contract to do or engage in any of the foregoing after the date hereof.

4.6          Litigation.  Except as set forth in Section 4.6 of the Disclosure Schedule, since December 31, 2007, there has been no material litigation, action, claim, suit, proceeding, investigation, examination, hearing, arbitration, inquiry or subpoena (collectively, “Actions“), pending or, to the Knowledge of the Sellers, threatened against any Seller or any Non-Seller Entity, or any of them, or any property or asset of any Seller or Non-Seller Entity.  Other than Orders issued by the Bankruptcy Court in connection with the Chapter 11 Cases, there are no Orders outstanding against any Seller or Non-Seller Entity.  To the Knowledge of the Sellers, there are no facts or circumstances that could reasonably be expected to give rise to any Action that would be required to be disclosed under the foregoing sentences of this Section 4.6.

4.7          Intellectual Property.  Section 4.7 of the Disclosure Schedule sets forth a true, complete and correct list of (a) all of the material registrations and patents (and applications for the foregoing) for Owned Intellectual Property, and (b) all IP License Contracts, except for off-the-shelf or commercially available software and licenses implied in the sale of such software with a total replacement cost of $50,000 or less in the aggregate.  Except as disclosed in Section 4.7 of the Disclosure Schedule, (i) the Sellers or Non-Seller Entities have the right to use the Owned Intellectual Property, (ii) all registrations with and applications to Governmental Bodies in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes (but not including maintenance fees) in excess of $5,000 in the aggregate or unpaid, due and owing maintenance fees or the taking of any other actions by any Seller or Non-Seller Entity to maintain their validity or effectiveness; (iii) the Sellers and Non-Seller Entities have taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the Business, (iv) the Sellers and Non-Seller Entities are not, nor have any of them received any notice that any of them are, in default (or with the giving of notice or lapse of time or both, would be in default) under any IP License Contract, (v) to the Knowledge of the Sellers, no Owned Intellectual Property is being infringed by any other Person and (vi) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by any Non-Seller Entity in respect of such Intellectual Property.  The Sellers and Non-Seller Entities have not received notice that any Seller or Non-Seller Entity is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or, to the Knowledge of the Sellers, has been made to such effect that has not been resolved and, to the Knowledge of the Sellers, none of the Sellers and Non-Seller Entities is infringing any Intellectual Property rights of any other Person in connection with the conduct of the Business.  To the Knowledge of the Sellers and except as set forth on Section 4.7 of the Disclosure Schedule, there are no pending or threatened actions, causes of action, claims, suits, proceedings, Orders, writs, injunctions, or decrees which involve a claim of infringement, unauthorized use, or violation of the Intellectual Property by any Person against any Seller or any Non-Seller Entity, or challenging the Sellers’ or any Non-Seller Entity’s ownership or use, validity or enforceability of, any Intellectual Property.

4.8          Contracts and Commitments.

(a)           Section 4.8(a) of the Disclosure Schedule sets forth all material executory Contracts relating to the Purchased Assets to which any of the Sellers is a party or by which it is bound as of the Execution Date (the “Seller Contracts”). Except as set forth on Section 4.8(a) of the Disclosure Schedule, none of the Sellers has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by a Seller under any Seller Contract, which default would preclude the assignment of such Seller Contract subject to the provisions of Section 365 of the Bankruptcy Code. Except as set forth in Section 4.8(a) of the Disclosure Schedule and Section 8.3 of this Agreement and assuming (x) the entry of the Sale

Order and (y) due execution by the other party or parties thereto, as of the Closing Date, each Seller Contract will be in full force and effect and enforceable in accordance with its terms.

(b)           Section 4.8(b) of the Disclosure Schedule sets forth all Contracts to which any of the Non-Seller Entities is a party or by which it is bound as of the Execution Date that cannot be terminated by any Non-Seller Entity within 30 days or involve annual payments in excess of Canadian $100,000 (the “Vita Material Contracts”). With respect to each Vita Material Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) except for the Vita Material Contracts requiring third party consent as set forth in Section 4.8(b) of the Disclosure Schedule (the “Vita Restricted Contracts”), the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially identical terms following the Closing as it was prior to the Closing (subject to actions and omissions of the Purchaser); (iii) to the Knowledge of the Sellers, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, material modification, or acceleration of payment by the Sellers, under the Contract, and (iv) no party thereto has repudiated in writing any provision of the Contract.

(c)           The Contracts listed in Sections 4.8(a) and 4.8(b) of the Disclosure Schedule are collectively referred to as the “Material Contracts”. The Sellers have heretofore delivered or made available to the Purchaser true and complete copies of all Material Contracts that are in writing, or material summaries or terms thereof, including all amendments, modifications, schedules and supplements thereto and all waivers (including descriptions of oral waivers) with respect thereto.

4.9          Material Licenses.

(a)           All of the Licenses that are necessary for the operation of the Business and the Purchased Assets as currently conducted are identified in Section 4.9 of the Disclosure Schedule (“the Material Licenses”) including, without limitation, Licenses issued or granted to each of the Sellers and Non-Seller Entities by (A) the FDA (“FDA Permits“), (B) Health Canada (“Health Canada Permits“) and (C) any local government regulating food and drug businesses, products or services or authorizing any of the Sellers or Non-Seller Entities to place facilities within the boundary of such local government.

(b)           Except as set forth in Section 4.9 of the Disclosure Schedule, each of the Sellers and Non-Seller Entities is in compliance in all material respects with (i) its obligations under each of the Material Licenses and (ii) the rules and regulations of the Governmental Body issuing such Material Licenses.

4.10        Brokers and Finders.  Except as set forth in Section 4.10 of the Disclosure Schedule, the Sellers and Non-Seller Entities have not employed, and to the Knowledge of the Sellers, no other Person has made any arrangement by or on behalf of the Sellers or Non-Seller Entities with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.11        Title to Purchased Assets.  Except as set forth in Section 4.11 of the Disclosure Schedule, and assuming entry of the Sale Order, one or more of the Sellers have (and shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser) good title to the Purchased Assets (other than the Real Property) that are owned by the Sellers, free and clear of all Encumbrances except Permitted Encumbrances.  Each Non-Seller Entity has good title to its respective assets, free and clear of all Encumbrances except Permitted Encumbrances. The Equipment and tangible personal property of the Sellers and Non-Seller Entities are in good condition and working order, reasonable wear and tear excepted.

4.12        Tangible Personal Property.  Section 4.12 of the Disclosure Schedule sets forth all Material Contracts that constitute leases of tangible personal property (“Personal Property Leases“) involving annual payments in excess of $75,000 relating to personal property used by any of the Sellers or Non-Seller Entities in the Business or to which any Seller or Non-Seller Entity is party or by which the properties or assets of any of the Sellers or Non-Seller Entities are bound.  Except as set forth in Section 4.12 of the Disclosure Schedule, none of the Sellers or Non-Seller Entities has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller or Non-Seller Entity under any of the Personal Property Leases.

4.13        Real Property.

(a)           Section 4.13 of the Disclosure Schedule contains a complete and correct list of all Owned Real Property setting forth the address or other information sufficient to identify specifically such Owned Real Property.  Except as set forth on Section 4.13 of the Disclosure Schedule,

(i)            the Seller or Non-Seller Entity has insurable, fee simple title to the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances;

(ii)           the Seller or Non-Seller Entity has not leased or granted to any Person the right to use or occupy the Owned Real Property or that will not otherwise be terminated on or prior to the Closing Date;

(iii)          there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and

(iv)          there are no parties (other than the Sellers or Non-Seller Entities) in possession of the Owned Real Property.

(b)           Section 4.13 of the Disclosure Schedule sets forth a complete and correct list of all Leased Real Property specifying the address or other information sufficient to identify all such Leased Real Property.  The Sellers have delivered to the Purchaser true, correct and complete copies of each of the leases, including all amendments, modifications, supplements and renewals thereof. Except as set forth in Section 4.13 of the Disclosure Schedule, no Seller or Non-Seller Entity has subleased or granted to any Person the right to occupy the Leased Real Property.

4.14         Employee Benefit Plans.

(a)           Section 4.14 of the Disclosure Schedule identifies each Seller Plan and Non-Seller Plan, and a true and complete copy of each Seller Plan and Non-Seller Plan (and any document ancillary thereto), including where applicable, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participation agreements, employee booklets, administrative services agreements, summary plan descriptions, compliance and non-discrimination tests for the last two plan years, and material communications with Employees or Governmental Bodies relating thereto has been furnished to the Purchaser.

(b)           Other than as provided under Section 1.3(f) or Section 6.2(b), there are no facts or circumstances that could, directly or indirectly, subject Purchaser or any of its affiliates to any material Liability of any nature with respect to any Seller Plans.

(c)           Except as set forth on Section 4.14 of the Disclosure Schedule, no Seller or Non-Seller Entity, nor any ERISA Affiliate, has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) (i) under any “multiemployer plan” (as defined in Section 3(37) of ERISA or under Canadian Law), or (ii) to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No Seller or Non-Seller Entity, nor any ERISA Affiliate, has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(d)           Except as set forth in Section 4.14 of the Seller Disclosure Schedule:

(i)            each of the Non-Seller Entities is in compliance in all material respects with its obligations under the terms of the Non-Seller Plans; and

(ii)           all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of the Non-Seller Plans have been remitted or paid, in a timely fashion to or in respect of the Non-Seller Plans in accordance with the terms thereof and all applicable Laws, and no Taxes, penalties or fees are owing or exigible under any of the Non-Seller Plans.

4.15         Compliance with Law.

(a)           To the Knowledge of the Sellers and except as set forth in Section 4.15 of the Disclosure Schedule, each Seller and each Non-Seller Entity is in compliance in all material respects and since (i) the Petition Date, as to each Seller, and (ii) since January 1, 2005, as to each Non-Seller Entity, has been in compliance, in all material respects, with all applicable Laws to which the Business or the Purchased Assets are subject, and no action, suit, proceeding, hearing, charge, complaint, claim, demand or notice has been filed or commenced against the Sellers and the Non-Seller Entities, or any of them, alleging any material failure so to comply with any such Laws.

(b)           All products for which a Non-Seller Entity owns the Canadian marketing authorizations identified in Section 4.15 of the Disclosure Schedule are manufactured in compliance with applicable current Good Manufacturing Practices, the Food and Drugs Act (Canada) and associated regulations, and all applicable Health Canada guidelines, and all other applicable Laws concerning the packaging, labeling, manufacture, distribution, marketing or sale of drugs.  To the Knowledge of the Sellers’, none of such products are currently or have been subject to any investigations, actions, or other proceedings by Health Canada or comparable provincial or local authorities, or pursuant to any other applicable Laws or regulations relating to the storage, packaging, labeling, manufacture, distribution, marketing or sale of drugs.  Except as disclosed in Section 4.15 of the Disclosure Schedule, none of the Non-Seller Entities, the products manufactured by a Non-Seller Entity or the facilities in which the products are manufactured are now subject (and none has been subject since January 1, 2005) to any FDA Form 483, warning letter, untitled letter, injunction or request for an injunction, consent decree, adverse inspection, adverse finding, recall, request for corrective or remedial action, investigation for a possible recall, other investigation, safety alert, penalty assessment, audit or other compliance or enforcement action by the FDA, Health Canada, or any other Governmental Body having legal responsibility for the regulation of the products.  None of the Non-Seller Entities, their respective management or employees, or any third party retained by them has made on their behalf any false statement or material omission in submissions to or filings with the FDA, Health Canada or any other Governmental Body having responsibility for regulation of the products manufactured or sold by the Non-Seller Entities.

4.16         Product Liability.  Except as set forth in Section 4.16 of the Disclosure Schedule, there are no pending or, to the Knowledge of the Sellers, threatened actions, causes of action, claims, suits, proceedings, or injunctions which involve a claim relating to a harm allegedly caused by the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any Seller or Non-Seller Entity.  Except as set forth on Section 4.16 of the Disclosure Schedule, no Seller or Non-Seller Entity has received written notice of any such actual or threatened claim relating to a harm allegedly caused by any such products by any attorney for any Person against any Seller or Non-Seller Entity.

4.17         Excluded Assets.  None of the Excluded Assets are material to the conduct and the operation of the Business in the Ordinary Course of Business.

4.18         Certain Entities.  Except as set forth in Section 4.18 of the Disclosure Schedule, none of LHP, 6062199 Canada Inc., Westcan Pharmaceuticals Limited, VH Vita Holdings Inc., nor LHP Holding Corp. is or has been engaged in the Business or has title to any assets used or useful in the conduct of the Business. The Sellers are unable to locate the share certificates for the 337 shares of capital stock of Sterling Construction Co. identified on Section 4.2 of the Disclosure Schedule owned by the Sellers (the “Sterling Shares”). The Sterling Shares have a market value of less than $10,000.

4.19         Genuineness and Authenticity of Minutes.  Since January 1, 2003, the minute books of the Non-Seller Entities and of the Sellers made available to Purchaser for its review pursuant to Section 8.2(a) contain accurate and complete records in all material respects of all meetings held by such entities, its board of directors, the committees thereof and its stockholders (subject in all cases to redaction as permitted by Section 8.2(a)).

4.20         Insurance.  Except as set forth on Section 4.20 of the Disclosure Schedule, the Sellers and Non-Seller Entities have in effect and have continuously maintained insurance coverage on an “occurrence” basis for all of their operations, personnel and assets and for the Business.  A complete and accurate list of all such insurance policies is included in Section 4.20 of the Disclosure Schedule.  Section 4.20 of the Disclosure Schedule also includes a list of any pending insurance claims relating to any Seller and/or any Non-Seller Entity.  No Seller or Non-Seller Entity is in default or breach with respect to any provision contained in any such insurance policies, nor has any of them failed to give any notice or to present any claim thereunder in due and timely fashion.

4.21         Affiliate Transactions.  Except on an arm’s length basis, to the Knowledge of the Sellers no officer, director, Affiliate of any Seller or Non-Seller Entity, nor any relative, beneficiary, spouse or Affiliate of the foregoing, provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and the Business does not provide or cause to be provided any assets, services or facilities to any of the foregoing.

4.22         Employees; Labor Relations.

(a)           Section 4.22 of the Disclosure Schedule contains a list of the name of each Employee having an annual base salary or wages of at least $100,000 at the date hereof, together with such Employee’s position or function, annual base salary or wages and any incentive or bonus arrangement, annual vacation accrual in hours, unused vacation hours remaining as of May 23, 2008 and unused sick leave remaining as of May 23, 2008; annual sick day entitlement, sick days taken and sick days remaining in effect on such date with respect to such Employee. Section 4.22 of the Disclosure Schedule includes and specifically categorizes (i) all active Employees, (ii) all Employees who are on lay-off status but have recall rights pursuant to any collective bargaining agreement; (iii) all Employees who are absent on any leave, indicating the nature of such leave (i.e. short term disability, long term disability, WSH Act or other applicable workers compensation legislation in respect of the Non-Seller Entity Employees, leave, pregnancy leave, family medical leave, extended absence or any other leave) and the period of time for which they have been on such leave and their expected date of return to work if known. No Seller nor any Non-Seller Entity has received any information that would lead it to believe that a material number of such Employees will or may cease to be Employees, or will refuse offers of employment from the Purchaser, because of the consummation of the transactions contemplated by this Agreement.

(b)           Except as disclosed in Section 4.22 of the Disclosure Schedule, (i) no Employee is presently a member of a collective bargaining unit and, to the Knowledge of the Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (ii) no material unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against any Seller or Non-Seller Entity with respect to the conduct of the Business before the United States National Labor Relations Board, the United States Equal Employment Opportunity Commission or any other Governmental Body.  Since January 1, 2005, there has been no work stoppage, strike or other concerted action by employees of any Seller or Non-Seller Entity engaged in the Business.  During that period, the Sellers and Non-Seller Entities have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

(c)           There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to the WSH Act in respect of the Business and no Non-Seller Entity has been reassessed in any material respect under such legislation during the past three (3) years and, to the Knowledge of the Sellers, no audit of the Business is currently being performed pursuant to any applicable workplace safety and insurance legislation.  There are no pending claims which, to the Knowledge of the Sellers, would materially adversely affect a Seller or Non-Seller Entity’s accident cost experience in respect of the Business.

(d)           All Employees of Seller primarily involved in the OTC Business have been (i) reassigned or (ii) terminated and the Seller has paid in full all severance and similar obligations owed to such terminated Employees.

(e)           To the Knowledge of the Sellers, except for Employees covered by a collective agreement expiring in October 2009 and represented by the Canadian Auto Workers union, there are no organizational efforts currently being made, threatened by or on behalf of, any trade union or association or organization that may qualify as a trade union or association with respect to the employees of the Non-Seller Entities.  The Non-Seller Entities have not experienced a work stoppage, strike, lock out or other labour disturbance within the past 2 years and there is no work stoppage, strike, lock-out or other labour disturbance currently occurring or threatened.

4.23         Environmental Matters.  Except as disclosed in Section 4.23 of the Disclosure Schedule:

(a)           To the Knowledge of the Sellers, the Sellers and Non Seller Entities have obtained all Licenses required under applicable Environmental Laws for the conduct of the Business and the ownership of the Purchased Assets.  Each such License is in full force and effect.  Each Seller and Non Seller Entity has, since January 1, 2005, conducted the Business in material compliance with the terms and conditions of all such Licenses and any applicable Environmental Law.

(b)           No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Sellers, threatened by any Governmental Body since January 1, 2005 with respect to any alleged failure by any Seller or Non Seller Entity to have any License required under applicable Environmental Laws in connection with the conduct of the Business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the Business, and to the Knowledge of the Sellers, there are no facts or circumstances in existence which would reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

(c)           No Seller and no Non Seller Entity owns, operates or leases a hazardous waste treatment storage or disposal facility on any of the Real Property requiring a permit under the Resource Conservation and Recovery Act or any similar Environmental Law; and, without limiting the foregoing, since January 1, 2005: (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos containing material in friable condition is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) except as permitted by Environmental Law or a License, there has been no Release of Hazardous Material in a quantity reportable under, or in violation of, any Environmental Law which would reasonably be expected to lead to a material Environmental Claim, in the cases of clauses (i) through (iv), at, on or under the Real Property.

(d)           No Seller and no Non Seller Entity has transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Business to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state, provincial or local list or (iii) the subject of enforcement actions by federal, state or local Governmental Bodies that would reasonably be expected to lead to material Environmental Claims against any Seller or Non Seller Entity or the Business.

(e)           No Hazardous Materials generated in connection with the operation of the Business have been recycled, treated, stored, disposed of and there has been no Release of Hazardous Materials by any Seller or Non Seller Entity at any Real Property that would give rise to a liability under Environmental Laws.

(f)            No written notification of a Release of a Hazardous Material in material violation of Environmental Laws in connection with the operation of the Business has been filed by or on behalf of any Seller or Non Seller Entity, and no Real Property is listed or proposed for listing on the NPL, CERCLIS or any similar state, provincial or local list of sites requiring investigation or clean up.

(g)           No Encumbrances have arisen under or pursuant to any Environmental Law on any Real Property, and no federal, state, provincial or local Governmental Body action has been taken or, to the Knowledge of the Sellers, is in process or threatened that could subject any such Real Property to such Encumbrance, and no Seller or Non Seller Entity is required to place any notice or restriction relating to the presence of Hazardous Materials at any such Real Property in any deed to such Real Property.

(h)           There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of any Seller or Non Seller Entity in relation to any Owned Real Property which have not been delivered to the Purchaser prior to the execution of this Agreement.

4.24         Accounts Receivable.  Except as set forth in Section 4.24 of the Disclosure Schedule, the Accounts Receivable (i) arose from bona fide sales transactions in the ordinary course of business and are collectible in the aggregate recorded amount thereof and on ordinary trade terms (subject to any GAAP reserves), (ii) to the Knowledge of the Sellers, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) to the Knowledge of the Sellers, are not subject to any valid set-off or counterclaim except for customer allowances and other customer deductions (reserved or unreserved) arising in the Ordinary Course of Business, (iv) to the Knowledge of the Sellers, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (v) to the Knowledge of the Sellers, are not the subject of any claims or proceedings brought by or on behalf of any Seller or any Non-Seller Entity.

4.25         No Undisclosed Liabilities. Except as disclosed on Section 4.25 of the Disclosure Schedule, the Non-Seller Entities have no Liabilities, other than those which (a) are reflected as Liabilities in the March 29, 2008 Financial Statements, (b) are Excluded Liabilities or (c) are Liabilities incurred since December 29, 2007 in the Ordinary Course of Business.

4.26         Taxes.

(a)           Section 4.26 of the Disclosure Schedule sets forth all jurisdictions where Tax Returns are required to be filed by the Sellers and Non-Seller Entities.

(b)           Each Non-Seller Entity:

(i)            has timely filed, with the appropriate Governmental Bodies, all Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects;

(ii)           has timely paid (or will timely pay) to the appropriate taxing authorities all Taxes due or claimed to be due from it by any taxing authority except such amounts as are being contested in good faith;

(iii)          has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any third party.

(c)           There are no Encumbrances for Taxes upon the Purchased Assets or any other assets, tangible or intangible, of any Non-Seller Entity.  There is no examination or proceeding pending or, to the Knowledge of the Sellers, threatened by any Governmental Body or agency relating to the assessment or collection of, or any delinquencies in filing relating to, any Taxes from any Non-Seller Entity, nor does any basis exist for any such assessment.  Each Seller is a United States person within the meaning of the Code.  No power of attorney has been executed on behalf of any Seller or Non-Seller Entity with respect to any matter relating to Taxes which is currently in force.

(d)           No Seller or Non-Seller Entity has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, and no Seller or Non-Seller Entity has waived any statue of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. No claim has ever been made by an authority in a jurisdiction where any Seller or Non-Seller Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)           No Seller or Non-Seller Entity is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

(f)            Each Non-Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditors, stockholder or other third party.

(g)           Except as set forth Except as set forth in Section 4.26 of the Disclosure Schedule,

(i)            Each Non-Seller Entity has not claimed since January 1, 2001, nor will it claim in any Tax Return for a period ending at or before the Closing Date, any reserve under any one or more of subparagraph 40(1)(a)(iii), paragraphs 20(1)(m) or 20(1)(n) of the ITA or any equivalent provincial provision, if such amount could be included in the income of such company for any period ending after the Closing Date;

(ii)           Each Non-Seller Entity, in all material respects, has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by all applicable Laws to be collected by it and has duly and timely remitted to the appropriate authority any such amounts required by applicable Laws to be remitted by it;

(iii)          No Non-Seller Entity has, either directly or indirectly, transferred property to or acquired property from a Person with whom such subsidiary was not dealing at arm’s length for purposes of the ITA for consideration other than consideration equal to the fair market value of the property at the time of disposition or acquisition;

(iv)          No Non-Seller Entity has ever been required to file Tax Returns in a jurisdiction outside Canada and, to the knowledge of the Sellers, no claim has been made by an Authority in a jurisdiction where a Non-Seller Entity does not file Tax Returns that it is or may be subject to Taxes, or a Tax Return filing obligation, in such jurisdiction;

(v)           Each Non-Seller Entity has duly filed on a timely basis all goods and service tax (“GST”) and provincial sales tax returns required to be filed by it in respect of the Business and has paid or remitted all GST, provincial sales taxes and property taxes in respect of its Business and its assets, which are due and payable by it in respect of a period or partial period ending on or prior to the Closing Date, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it in respect thereof;

(vi)          Adequate accruals have been made in the Books and Records and the financial statements for Taxes of each Non-Seller Entity that are not yet due and payable;

(vii)         There are no circumstances existing which could result in the application of section 78, 80 and 80.01 of the ITA or any equivalent provincial legislation to any Non-Seller Entity;

(viii)        For all transactions commencing after 1998 between a Non-Seller Entity and any of its Affiliates that are not resident in Canada such Non-Seller Entity has made or obtained records or documents that are sufficient to protect against transfer pricing penalties under the ITA and any applicable analogous provincial legislation and under any other applicable tax Laws; and

(ix)           Each Seller of the shares of outstanding capital stock or other equity interests of a Non-Seller Entity is, and will be as of the Closing Date, a resident of the United States for purposes of the Canada-US Income Tax Convention, 1980 and the shares of such Non-Seller Entity constitute “treaty-protected property” within the meaning of the ITA of such Seller at such time.

4.27         GST Registration.  Vita Health Products Inc. is a registrant for purposes of the Excise Tax Act (Canada) and, as applicable, under Division I of Chapter VIII of Title I of the Sales Tax Act (Quebec) with respect to the Quebec sales tax.  Vita Health Products Inc.’s registration number(s) are set forth Section 4.27 of the Disclosure Schedule.

4.28         Financial Statements.  The (a) unaudited consolidated and consolidating balance sheets, statements of profit and loss, changes in stockholders’ equity and cash flow for the three- and nine-month periods ended December 29, 2007 and (b) unaudited consolidated balance sheets, statements of profits and loss, changes in stockholders’ equity and cash flow for the three (3) month period ended March 29, 2008 of Sellers and of the Non Seller Entities (the statements described in (a) and (b) of this Section 4.28 are collectively referred to as “Financial Statements“) have been prepared in accordance with GAAP, except for the lack of footnotes, lack of potential impairment adjustments in accordance with SFAS 142 and SFAS 144, lack of potential adjustments relating to going concern and discontinued operations that may be required and subject to normal year end adjustments which are not material individually or in the aggregate, and (subject to the foregoing) present fairly in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Business of the Sellers and Non Seller Entities as at their respective dates and the sales, earnings, results of operations and cash flows of the Business of the Sellers and Non Seller Entities for the respective periods covered by them.  The Sellers have provided true and complete copies of the Financial Statements to the Purchaser.

4.29         Inventory.

(a)           To the Knowledge of the Sellers, all the Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, subject to normal and customary allowances in the industry for spoilage, damage and outdated items.  Except as set forth in Section 4.29, all items included in the Inventory are the property of the Seller, free and clear of any Encumbrance other than Permitted Encumbrances, are not held by any Seller or any Non-Seller Entity on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by Governmental Bodies. All Inventory used or held for use primarily in the OTC Business has been written off to $0.

(b)           Except as set forth in Section 4.29 of the Seller Disclosure Schedule, to the Knowledge of the Sellers, (i) the finished Products of the Business qualified for release (x) are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “FFDC Act”), or within the meaning of any applicable Law including any Law of any Canadian Governmental Body, and (y) may be introduced into interstate commerce without violation of the provisions of Section 404, 505 and 512 of the FFDC Act or similar applicable Law of any Canadian Governmental Body, and (ii) the Inventory constituting non-finished products is either (x) qualified for release, neither adulterated nor misbranded within the meaning of the FFDC Act or within the meaning of any applicable Law including any Law of any Canadian Governmental Body and may be introduced into interstate commerce without violation of the provisions of Section 404, 505 and 512 of the FFDC Act or similar applicable Law of any Canadian Governmental Body or (y) identified as not qualified for release, restricted from release and appropriately reserved for in Financial Statements.

4.30         Bank Accounts; Powers of Attorney.  Section 4.30 of the Disclosure Schedule sets forth a true and complete list of (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Seller or Non-Seller Entity maintains material accounts (each, a “Bank Account”) and the location of all lockboxes and safe deposit boxes of any Seller or Non-Seller Entity (the “Lockboxes and Safe Deposit Boxes”), (b) as of the date of this Agreement and as of the Closing Date, the names of all Persons authorized to draw thereon or make withdrawals therefrom or have access thereto and (c) as of the date of this Agreement and as of the Closing Date, the names of all Persons holding general or special powers of attorney on behalf of any Seller or Non-Seller Entity with respect thereto.

4.31         Post-Petition Designated Contracts.  Each Post-Petition Designated Contract was entered into after the Petition Date and there are no defaults thereunder.

4.32         Entire Business; Assets of the Non-Seller Entities.  Except for the Excluded Assets, the sale of the Purchased Assets by the Sellers to the Purchaser pursuant to this Agreement will effectively convey to the Purchaser the entire Business and all of the tangible and intangible property used by Seller and (indirectly) the Non-Seller Entities (whether owned, leased or held under license by Seller, by any of Seller’s Affiliates or by others) in connection with the conduct of the Business as heretofore conducted by Seller. The Purchaser’s acquisition of the issued and outstanding capital stock and other equity interests of the Non-Seller Entities shall vest indirectly in the Purchaser all assets of the Non-Seller Entities used, usable or held for use in connection with the operation of the Business by the Non-Seller Entities.

4.33         Investment Canada Act.  With respect to the assets of the Non-Seller Entities, such assets do not provide any of the services and do not engage in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and Buyer Holdco hereby, jointly and severally, represent and warrant to the Sellers that:

5.1           Corporate Organization and Qualification.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of State of Delaware and is qualified and in good standing as a foreign limited liability company in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification.  The Purchaser has previously made available to Parent complete and correct copies of the Purchaser’s certificate of formation and limited liability company agreement, as amended and in effect on the Execution Date.

5.2           Authority.  Each of the Purchaser and Buyer Holdco has the requisite limited liability company and corporate power and authority, respectively, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents“), and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Purchaser (and, where appropriate, Buyer Holdco), enforceable against the Purchaser (and, where appropriate, Buyer Holdco) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           No Violation.

(a)           None of the execution and delivery by the Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (ii) any License or financing Contract to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, (ii) the certificate of formation and the operating agreement of the Purchaser, (iii) any Order of any Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound, or (iv) any applicable Law.

(b)           Except as contemplated by Section 9.1(c) and the notification requirements under the HSR Act and the expiration or termination of all applicable waiting periods relating thereto, no consent, waiver, approval, Order, License or authorization of, or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Purchaser of any other action contemplated hereby or thereby, or for the Purchaser to operate the Purchased Assets.

5.4           Brokers and Finders.  The Purchaser and Buyer Holdco shall be responsible to pay all fees and expenses of any investment banker, broker, finder, consultant or intermediary retained by the Purchaser and Buyer Holdco in connection with the transactions contemplated by this Agreement.

5.5           Financial Capability.  The Purchaser currently has, and will have on the Closing Date, sufficient unrestricted cash on hand and available credit facilities available to it to perform all of its respective obligations under this Agreement, including, without limitation, to pay and deliver the Cash Purchase Price in accordance with the terms of this Agreement and to assume and satisfy the Assumed Liabilities, including, without limitation, payment of the Cure Costs for the Assigned Contracts assumable and assignable under Bankruptcy Code section 365.

5.6           Adequate Assurances Regarding Assigned Contracts.  The Purchaser is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts.

5.7           Investigation.  The Purchaser has conducted its own independent review and analysis of the Purchased Assets and the Assumed Liabilities, of the value of such Purchased Assets and of the business, operations, technology, assets, liabilities, financial condition and prospects of the Business and the Purchaser acknowledges that the Parent and the Sellers have provided the Purchaser with access to the personnel, properties, premises and records of the Business for this purpose.  The Purchaser has conducted its own independent review of all material Orders of, and all material motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Chapter 11 Cases.  The Purchaser acknowledges that the price being paid under this Agreement for the Purchased Assets is the fair value for acquiring the Purchased Assets under the circumstances and that such value, rather than replacement cost, is the appropriate measure of damages if and to the extent the Purchaser may have had any recourse for any failure to deliver the Purchased Assets in accordance with the terms of this Agreement.  In entering into this Agreement, the Purchaser has relied solely upon its own investigation and analysis, and the Purchaser acknowledges that (a) no Seller nor any of its Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its Affiliates, except as and only to the extent expressly set forth in Article IV (which are subject to the limitations and restrictions contained in this Agreement), and (b) to the fullest extent permitted by Law, no Seller nor any of its Affiliates shall have any liability or responsibility whatsoever to the Purchaser or its related persons or Affiliates on any basis (including in contract or tort, under securities Laws or otherwise) based upon any information provided or made available, or statements made, to the Purchaser or related persons or Affiliates (or any omissions therefrom), including in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, as and only to the extent expressly set forth in Article IV (which are subject to the limitations and restrictions contained in this Agreement).

5.8           Expiration of Representations and Warranties.  The respective representations and warranties of Buyer Holdco and the Purchaser contained in this Article V shall expire and be terminated on the Closing Date, and thereafter neither Buyer Holdco nor the Purchaser shall have liability with respect to any such representation or warranty.

ARTICLE VI.

EMPLOYEES

6.1          Employees.  The Sellers shall, effective contemporaneously with the Closing, terminate all employees of the Sellers.  Before the Closing Date, upon advance notice, the Sellers shall afford the Purchaser reasonable access during regular business hours to the Sellers’ employees so that the Purchaser may make offers of employment to such employees.  The Purchaser shall make offers of employment to substantially all of the employees of the Sellers who are employees of the Sellers immediately prior to the Closing (i.e., individuals who were employees of the Seller immediately prior to their termination effective contemporaneously with the Closing), which offers shall provide for employment by the Purchaser commencing immediately following the Closing.  Such offers of employment by the Purchaser shall be sufficient in number and having terms and conditions of employment so as to give rise to no obligation or liability to the Sellers under the Worker Adjustment and Restraining Notification Act or any similar foreign, state or local Law (collectively, the “WARN Act”) with respect to each Seller’s termination of its employees effective contemporaneously with the Closing as provided in this Section 6.1.  At least five (5) days before the Closing Date, the Sellers shall supply the Purchaser with a list of all employee layoffs, by date and location, implemented by the Sellers during the 90-day period preceding the Closing Date, which list shall be certified by an officer of the Seller.  On the Closing Date, the Seller shall deliver to the Purchaser a certified list that is updated to reflect any new terminations.  The Purchaser shall indemnify and hold harmless the Sellers from any Liabilities under the WARN Act arising solely as a result of Purchaser’s actions after the Closing Date.  Sellers shall indemnify and hold harmless Purchaser from any Liabilities under the WARN Act arising solely as a result of the Sellers actions on or prior to the Closing Date, including, without limitation, the Seller’s failure to terminate, with sufficient notice so as not to trigger Liabilities under the WARN Act, the employment of any employee of Sellers whose duties relate primarily to the OTC Business.  Any and all indemnification obligations of Sellers payable pursuant to this Section 6.1 shall be paid solely from the funds in Holdback Account designated as the Holdback Amount.  Any and all indemnification obligations of Purchaser payable pursuant to this Section 6.1 shall be paid first from funds in the Holdback Account designated as the Security Amount.  All employees of the Sellers who accept offers of employment with the Purchaser effective as of the Closing Date shall become employees of the Purchaser (“Purchaser Employees”) on the Closing Date.  The Sellers shall be responsible for notifying employees of any termination of their employment with the Sellers.  Except for any Liabilities that are Assumed Liabilities or liabilities for which Sellers are indemnified by Purchaser under this Section 6.1, and subject to Section 6.2(b), the Sellers shall be solely responsible for all severance and other amounts payable to its employees arising from their employment by the Sellers, including, without limitation, any accrued, unused vacation time or other applicable paid time off and all benefits due to employees of the Seller pursuant to any employee benefit plans or policies.  The Purchaser shall be responsible for all compensation payable to Purchaser Employees arising from their employment by the Purchaser after the Closing Date.  On or before the Closing, the Sellers shall provide the Purchaser with a list of all former employees of the Sellers who are receiving COBRA benefits as of the Closing.  The Sellers shall be responsible for any amounts payable to employees of the Sellers pursuant to the Management Incentive Plans and the Purchaser shall have no obligations thereunder or with respect thereto.  At least five (5) days before the Closing Date, the Sellers shall supply the

Purchaser with a listing of all employee layoffs implemented by the Sellers during the 90-day period preceding the Closing Date, indicating, with respect to any employee identified thereon, the date of termination, location of employment and reason for termination.  Such listing shall further include, as to any such employee, (a) confirmation as to whether any voluntary severance payment not required by applicable Law was paid and the amount thereof, (b) whether a waiver and release of the WARN Act obligation of the Sellers have been obtained from such employee in exchange for such severance payment, and (c) whether a WARN notice was provided.  On the Closing Date, the Sellers shall deliver to the Purchaser a certified listing containing the foregoing information that is updated to reflect any additional terminations. The parties understand and agree that the Purchaser is relying upon such disclosure in determining any potential Liabilities under the WARN Act, and Purchaser shall have no liability to Sellers related to any Liability under the WARN Act which results from the actions of the Sellers prior to the Closing and the actions of the Purchaser following the Closing, on a combined or aggregate basis, to the extent such Liability results in whole or in part from a misrepresentation made by the Sellers contained in such disclosure.

6.2           Employee Benefits.

(a)           Except (i) for the Assumed Liabilities identified in Section 1.3(f) or (ii) as provided under Section 6.2(b) or (iii) with respect to the Health and Welfare Plan Contracts, the Sellers shall retain, and the Purchaser shall not assume, any Seller Plans or any other arrangement or agreements (including with respect to any retention or sale bonus arrangements of the Sellers) relating to the Sellers’ or Non-Seller Entities’ employees.  Except for the liabilities identified in clauses (i), (ii) and (iii) of this Section 6.2(a) and under Section 6.2(b), all Liabilities relating to or otherwise arising out of, the Seller Plans, and all Liabilities relating to or otherwise arising out of, any Employee’s employment with any Seller or the termination of said employment shall be Excluded Liabilities, and the Purchaser shall have no obligation or liability with respect to Seller Plans, or any similar arrangements or agreements.

(b)           The Purchaser shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who currently are entitled to continuation coverage under Section 4980B of the Code and such other individuals who are “M&A qualified beneficiaries” as such term is defined in the Treasury Regulation Section 54.4980B-9.

ARTICLE VII.

BANKRUPTCY COURT MATTERS

7.1           Competing Bid.

(a)           This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Sellers of higher or better competing bids (each a “Competing Bid”).  Until the conclusion of the Auction, the Sellers are permitted to cause their representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to the Purchaser and its Affiliates, agents and representatives)

in connection with any sale or other disposition of the Business or the continuation of the Business as a reorganized, going-concern.

(b)           The Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Business and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable law, including, without limitation, supplying information relating to the Business and the assets of the Sellers to prospective purchasers, subject only to the provisions of the Bidding Procedures Order.

(c)           If the Auction is conducted, and the Purchaser is not the prevailing party at the conclusion of such Auction (the “Prevailing Bidder”) but the Purchaser is the second highest bidder, and notwithstanding the termination of this Agreement pursuant to Section 3.4(b)(ii), the Purchaser shall be required to serve as a back-up bidder (the “Back-up Bidder”) and keep such bid open and irrevocable until the earlier of 5:00 p.m. New York time on the date which is seventy (70) days after the date of the Sale Hearing (the “Outside Back-up Date”) or the closing of the sale transaction with the Prevailing Bidder.  Following the Sale Hearing, if the Prevailing Bidder fails to consummate an approved Sale because of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder will be deemed to have the new prevailing bid, and the Sellers will be authorized and required, without further order of the Court, to consummate the Sale with the Back-up Bidder.

7.2           Sale Motion and Order.

(a)           The Sellers shall give sufficient notice in accordance with the requirements of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure of the Sale Motion seeking among other things, Bankruptcy Court approval (i) pursuant to Bankruptcy Code Section 363 of a sale of the Purchased Assets to the Purchaser as contemplated by this Agreement and (ii) to the extent required under the Bankruptcy Code or other applicable Law, approval pursuant to Bankruptcy Code Section 365 of assumption and assignment of the Assigned Contracts (other than the Post-Petition Designated Contracts) in accordance with the terms and conditions of this Agreement.  Sellers shall seek prompt entry of an Order of the Bankruptcy Court granting the Sale Motion (the “Sale Order”) after sufficient notice has been given.

(b)           The Sale Order shall be an order satisfactory in form and substance to the Purchaser, and shall, among other things:

(i)            authorize the Sellers to consummate this Agreement;

(ii)           provide that such sale of the Purchased Assets pursuant to this Agreement shall, pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, vest the Purchaser with good title to the Purchased Assets free and clear of Encumbrances;

(iii)          provide that the sale of the Purchased Assets pursuant to this Agreement does not and will not subject the Purchaser, Buyer Holdco or any of their respective Affiliates to any liability by reason of such transfer under the laws of the United States, any State, territory or possession thereof or the District of Columbia based, in whole or in part, directly or indirectly, on any theory of law, including, without limitation, any theory of successor or transferee liability;

(iv)          include a finding that the Purchase Price to be paid by the Purchaser constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code or under the laws of the United States, any State, territory, possession, or the District of Columbia;

(v)           include a finding that the Purchaser is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code;

(vi)          provide that the provisions of the Sale Order are nonseverable and mutually dependent;

(vii)         approve the assumption and assignment by Seller pursuant to section 365 of the Bankruptcy Code of all Assigned Contracts assumable and assignable under Bankruptcy Code section 365 and such contracts will be transferred to, and remain in full force and effect for the benefit of the Purchaser, notwithstanding any provision in such contracts (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer;

(viii)        fixes the Cure Costs for the Assigned Contracts (other than the Post-Petition Designated Contracts);

(ix)           provides that upon payment of the Cure Costs to the respective counterparties to the Assigned Contracts assumable and assignable under Bankruptcy Code section 365, all defaults under such contracts shall be deemed cured at the time of assumption and assignment and the Purchaser and Buyer Holdco shall not be responsible for any default that arises prior to the date of Closing; and

(x)            to the extent applicable, provide for payment of the Break-up Fee and the Expense Reimbursement Amount from the proceeds of the Sale.

7.3          Order Approving Payment of Break-up Fee.  The Sellers shall give notice in accordance with the requirements of the Bankruptcy Court’s interim order authorizing the Sellers to designate a stalking-horse bidder (Docket No. 299) of their motion (the “Stalking-Horse Bid Motion”) seeking, among other things authority to designate a stalking-horse bidder and to enter into a break-up fee arrangement under certain circumstances.  Seller shall seek prompt entry of an Order of the Bankruptcy Court granting the Stalking-Horse Bid Motion (the “Stalking Horse Bid Order”) after sufficient notice has been given.  The Stalking Horse Bid Order shall be an Order satisfactory in form and substance to the Purchaser, and shall, among other things, (i) authorize and direct the Sellers to pay the Break-up Fee and the Expense Reimbursement Amount to Purchaser under the circumstances set forth in Section 3.4(b)(ii) of this Agreement, (ii) provide for the Break-up Fee and Expense Reimbursement Amount to be paid from the proceeds of the purchase price paid by the Prevailing Bidder for the Purchased Assets prior to disbursement of any such proceeds to the Seller’s pre-petition secured lenders or their agents, (iii) that the Seller’s obligation to pay the Break-up Fee and Expense Reimbursement Amount shall be given super priority administrative expense claim status, subject only to the liens and claims in favor of the DIP Lenders, and the Carve-Out, and (iv) that in connection with the Auction, the initial bid for any competing bids for the Purchased Assets shall be at least (a) the Purchase Price, plus (b) the amount of the Break-up Fee, plus (c) $1,400,000.

7.4          Defense of Orders.  Each party shall bear its own costs in defending the Sale Order and the Stalking Horse Bid Order in the event that the Purchaser, in its sole discretion, elects to close the purchase of the Assets notwithstanding the pendency of any motion for reconsideration or appeal of such orders and shall promptly reimburse the Purchaser for its reasonable attorneys’ fees and costs in entering an appearance and in participating in such reconsideration or appeal.

7.5          Cooperation.  The Sellers shall use their reasonable best efforts to take any and all actions requested by the Bankruptcy Court in connection with its consideration of the Bidding Procedures Order, the Stalking Horse Bid Order and the Sale Order.

ARTICLE VIII.

COVENANTS AND AGREEMENTS

8.1           Conduct of Business of the Sellers.

(a)           Prior to the Closing, except (1) for actions taken by the Sellers in furtherance of their obligations as debtors-in-possession under the Bankruptcy Code (including, without limitation, the establishment of a “key employee incentive plan” or other employee incentive plan, and the proper liquidation and winding up of the Sellers’ estates) or for any limitations on operations imposed by the Bankruptcy Court, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement, (4) as relates to Excluded Assets or Excluded Liabilities (including excluded Contracts) or Employees, or (5) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), each of the Sellers shall and shall cause each Non-Seller Entity to:

(i)            conduct its Business and operate and maintain the Real Property only in the Ordinary Course of Business;

(ii)           maintain in full force and effect all existing casualty, liability and other insurance with respect to the Purchased Assets and the Business through the Closing Date;

(iii)          use its commercially reasonable best efforts to preserve the goodwill with Acquired Customers (or its customers in the case of a Non-Seller Entity) who are identified on Schedule 1 as of the Execution Date;

(iv)          employ commercially reasonable efforts to cooperate (and cause the Non-Seller Entities to cooperate) with the Purchaser (with Purchaser being responsible for all out-of-pocket expenses) in obtaining consents in respect of the Contracts identified on Schedule 15; and

(v)           maintain in full force and effect all medical plans providing health, dental or vision insurance benefits for the Employees.

(b)           Prior to the Closing, except (1) for actions taken by the Sellers in furtherance of their obligations as debtors-in-possession under the Bankruptcy Code (including, without limitation, the establishment of a “key employee incentive plan” or other employee incentive plan, and the proper liquidation and winding up of the Sellers’ estates) or for any limitations on operations imposed by the Bankruptcy Court, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement, (4) as relates to Excluded Assets or Excluded Liabilities (including excluded Contracts) or Employees, or (5) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), each of the Sellers shall not:

(i)            subject the Business or the Purchased Assets to any Encumbrance (other than a Permitted Encumbrance);

(ii)           notwithstanding the order referenced at item 29 of Section 4.5 of the Disclosure Schedule (i.e., an order of the Bankruptcy Court permitting de minimis sales of assets), sell, assign, license (other than in the Ordinary Course of Business), transfer, convey, lease or otherwise dispose of any of the Purchased Assets identified on a Schedule as of the Execution Date (except for the purpose of disposing of obsolete, immaterial or worthless assets up to an aggregate of $100,000 or otherwise not necessary for the conduct of the Business)

(iii)          cancel or compromise any material debt or claim or waive or release any material right of any Seller that constitutes a Purchased Asset or otherwise relates to the Business, other than in the Ordinary Course of Business;

(iv)          incur any long-term material expenditure associated with the Purchased Assets, other than in the Ordinary Course of Business or with Bankruptcy Court approval;

(v)           (A) take any action that reasonably jeopardizes the validity of any of the Material Licenses or results in the revocation, surrender or forfeiture of, any of the Material Licenses necessary for the continued operation of the Business, (B) fail to use commercially reasonable efforts to prosecute with due diligence any material pending applications with respect to the Material Licenses, including any renewals thereof, or (C) fail to initiate appropriate steps to renew any Material Licenses held by the Sellers that are scheduled to terminate prior to or within thirty (30) days after the Closing;

(vi)          make any material change in its accounting policies relating to the Purchased Assets or the Business, except as required by GAAP;

(vii)         declare, accept or cause to be paid, any form of dividend or distribution from a Non-Seller Entity, or cause any redemption, repurchase, defeasance or acquisition of any equity interest in a Non-Seller Entity;

(viii)        agree to do anything prohibited by this Section 8.1(b); or

(ix)           permit any Non-Seller Entity to take any of the foregoing actions.

(c)           As promptly as practicable and in any event within thirty (30) days after the Closing Date, the Sellers will, and will cause the Non-Seller Entities, to (i) revoke any filing, that they may have made heretofore with any Governmental Body relating to their use of the names “LHP,” “Leiner,” “Leiner Health,” “Leiner Health Services” and “Leiner Health Products” and of any like names or combinations of words or derivations thereof; (ii) at their expense, prepare and file with the appropriate Governmental Body appropriate documents, including, but not limited to, articles of amendment, changing their name so as to effectuate the same and promptly deliver evidence of such name change to the Purchaser; and (iii) cease using the names “LHP,” “Leiner,” “Leiner Health,” “Leiner Health Services” and “Leiner Health Products” and any derivations thereof.

8.2           Access to Information.

(a)           Each of the Sellers agrees that, prior to the Closing Date, the Purchaser shall be entitled through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”) of the Purchaser, to have such access to and make such investigation and examination of the Books and Records, properties, businesses and operations of the Purchased Assets or the Non-Seller Entities as the Purchaser’s Representatives may reasonably request, including access to the Real Property for conducting such tests, analyses, investigations and examinations thereof as is customary in connection with purchases of real property similar in nature to the Owned Real Property and as is customary in connection with assignments of leases for leased premises similar in nature to the Leased Real Property.  Notwithstanding the foregoing, the Purchaser shall not be entitled or permitted to conduct any investigation that involves boring or penetration into the Real Property, including “Phase II” environmental testing, without the Sellers’ prior written consent. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, including the Sellers’ right to have its representative accompany the Purchaser upon the Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law.  Each of the Sellers shall cause its Representatives and the Non-Seller Entities to reasonably cooperate with the Purchaser and the Purchaser’s Representatives in connection with such investigations and examinations, and the Purchaser and its Representatives shall reasonably cooperate with such Seller and its Representatives and shall use their reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any of the Sellers to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which such Seller is bound, or would cause a material interruption of the Sellers’ Business.  Without limiting the foregoing, as promptly as practicable and in any event within three (3) Business Days after the Execution Date, the Sellers shall make available to the Purchaser all written minutes of meetings of the boards of directors, committees thereof, and stockholders (i) of the Sellers’ and the Non-Seller Entities since January 1, 2003 and (ii) of LHP Holding Corp. since January 1, 2005, it being understood and agreed that all such documentation shall be subject to redaction as reasonably determined by counsel to the Sellers to protect any privileged, confidential or proprietary matters (including but not limited to review or negotiation of any acquisition proposals by other third parties).

(b)           No information received pursuant to an investigation made under this Section 8.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Sellers set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby or (ii) amend or otherwise supplement the information set forth in the Disclosure Schedule.  Each of the Purchaser and Buyer Holdco expressly acknowledges that nothing in this Section 8.2 is intended to give rise to any contingency to the Purchaser’s obligations to proceed with the transactions contemplated herein.

8.3           Assignability of Certain Contracts; Agreement with Respect to Post-Petition Designated Contracts, Etc.

(a)           To the extent that the assignment to the Purchaser of any unexpired Contract, agreement, lease, License or authorization pursuant to this Agreement is not permitted without the consent of another Person and such restriction cannot be effectively overridden or canceled by the Sale Order, or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign the same or any right or interest therein if such consent is not given; provided, however, that the parties hereto will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, the Sellers, Buyer Holdco and the Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide the Purchaser (such arrangement to be at the sole cost and expense of the Purchaser and in effect for so long as the Sellers have not completed their wind-down) with the benefits and obligations of any such Contract, agreement, License, lease or authorization.

(b)           The parties hereto agree that to the extent Sellers enter into agreements with third parties in the Ordinary Course of the Business during the period from the Execution Date to the Closing Date, none of such agreements shall be assumed by the Purchaser hereunder unless and until the Purchaser designates such agreement a Post-Petition Designated Contract.  In order to permit the Purchaser to evaluate whether it will designate any such contract of the Sellers a Post-Petition Designated Contract, the Sellers covenant and agree to provide Purchaser with prompt notice of any such agreement being entered into which involves consideration of $50,000 or more.  To the extent that the Purchaser desires to assume Sellers’ rights and obligations under any such agreement, the parties shall amend Schedule 7 to include any such contract identified by Purchaser as a Post Petition Designated Contract.

8.4          Adequate Assurances Regarding Assigned Contracts.  With respect to each Assigned Contract assumable and assignable under Bankruptcy Code section 365, to the extent requested by the Bankruptcy Court, the Sellers or the counterparty to such Assigned Contract, the Purchaser shall provide the Bankruptcy Court, the Sellers or such counterparty to the Assigned Contract, as the case may be, adequate assurance of the future performance of such Assigned Contract by the Purchaser.

8.5           Post-Closing Agreements.

(a)           The Sellers authorize and empower the Purchaser from and after the Closing Date to receive and to open all mail received by the Purchaser relating to the Purchased Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions hereof.  Each of the Sellers shall (a) promptly deliver to the Purchaser, any mail or other communication received by them after the Closing Date, (b) promptly transfer in immediately available funds to the Purchaser, any cash, electronic credit or deposit received by such Seller and (c) promptly forward to the Purchaser, any checks or other instruments of payment that it received, in each case relating to the Purchased Assets, the Business or the Assumed Liabilities and, until such delivery, transfer or forwarding hold the same in trust for the benefit of the Purchaser.  The Purchaser shall (x) promptly deliver to the Sellers any mail or other communication received by it after the Closing Date, (y) promptly wire transfer in immediately available funds to the Sellers, any cash, electronic credit or deposit received by the Purchaser and (z) promptly forward to the Sellers, any checks or other instruments of payment that it receives, in each case relating to any of the Excluded Assets or Excluded Liabilities and, until such delivery, transfer or forwarding hold the same in trust for the benefit of the Sellers.  From and after the Closing Date, the Sellers shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Sellers.

(b)           From and after the Closing Date, upon reasonable prior notice Purchaser will afford to the Sellers and their Affiliates and their counsel, auditors and other representatives, reasonable access to their books of account, financial and other records, employees and auditors to the extent they relate to the Business, and to the extent necessary to permit the Sellers and its Affiliates to determine any matter relating to their respective rights and obligations in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business or to any Seller’s or any of its Affiliate’s rights or obligations under this Agreement; provided that any such access by any Seller and its Affiliates and their counsel, auditors and other representatives shall not unreasonably interfere with the conduct of the business of the Purchaser and Buyer Holdco.

(c)           Each of the Sellers acknowledges that the provision of continued medical coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”) until the occurrence of the Closing shall be its responsibility under applicable law.

(d)           If at any time after the Closing, the Sellers find the certificates evidencing the Sterling Shares, the Sellers shall deliver such certificates to the Purchaser with stock transfer powers for such shares duly endorsed in blank.

8.6           Further Assurances.

(a)           Subject to the terms and conditions of this Agreement (including Section 7.2) and applicable Law, the Sellers, Buyer Holdco and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 8.6 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 8.6.  Without limiting the foregoing, following the Execution Date, the parties shall use their commercially reasonable efforts to:

(i)            obtain any required consents, approvals, waivers, Licenses, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party;

(ii)           provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;

(iii)          avoid the entry of, or have vacated or terminated, any injunction, decree, Order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including defending through litigation on the merits any claim asserted before any applicable Governmental Body or by any third party;

(iv)          take any and all commercially reasonable steps necessary to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible; and

(v)           execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to assure fully to the Purchaser and its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and the Sellers’ Documents, and to assure fully to the Sellers and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Purchaser under this Agreement and the Sellers’ Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(vi)          Subject to the terms and conditions of this Agreement and applicable Law, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective or consummating the transactions contemplated hereby.

(b)           The parties hereto agree that following the date hereof the Sellers are free to reject any Contract identified on Schedule 4.8 that is not an Assigned Contract; provided,

however, if the Purchaser notifies the Seller that it desires to assume a Non-Assumed Contract, then at the Purchaser’s expense, including the Cure Costs with respect thereto, the Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for the Purchaser to assume the rights and obligations of Sellers under such Contract.  For any Contract not identified on Schedule 4.8 that is discovered by any of the parties to this Agreement, the Sellers agree to notify the Purchasers prior to taking any material actions to reject such Contract and if the Purchaser desires to assume such Contract, then at the Purchaser’s expense, including the Cure Costs with respect thereto, the Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for the Purchaser to assume the rights and obligations of Sellers under such Contract.

(c)           Following the Execution Date, the Sellers, on the one hand, and the Purchaser, on the other hand, shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Sellers or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

(d)           The obligations of the Sellers and the Purchaser pursuant to this Section 8.6 shall be subject to any Orders entered, or approvals or authorizations granted, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Chapter 11 Cases), and each of the Sellers’ obligations as a debtor-in-possession to comply with any Order of the Bankruptcy Court (including the Sale Order) and the Sellers’ duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

8.7          Preservation of Records.  The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business and the Purchased Assets for a period of seven (7) years from the Closing Date, in the case of the Purchaser, and until the closing of the Chapter 11 Cases or the liquidation and winding up of the Sellers’ estates, in the case of the Sellers, and shall make, at the requesting party’s expense, such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Actions or tax audits against, or governmental investigations of, the Sellers or the Purchaser or any of their respective Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event the Sellers or the Purchaser wishes to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice, or such shorter period as the liquidation and winding up of the Sellers’ estates shall permit.

8.8           Publicity.  The Purchaser and the Sellers shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (except where such consultation is prohibited due to the requirements of any applicable Laws or any listing agreement with or applicable rule of any national securities exchange); provided, however, that the Purchaser shall not be required to consult with the Sellers prior to the issuance of any filing by Buyer Holdco the United States Securities Exchange Commission, to the extent Buyer Holdco determines that it is required to make such filing under applicable laws, rules or regulations.  Any public announcements or statements by any party hereto made with respect to this Agreement or the transactions contemplated hereby may only be made following the prior written approval of the other party with respect to the specific language of such announcement or statement; provided that if a party (or any of its Affiliates) is required by applicable Law, applicable rule of any national securities exchange or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement to issue any such release or make any such announcement or statement, it may comply with such requirement and such announcement or statement shall not require the other party’s prior written approval (but the disclosing party shall first notify the non-disclosing party as promptly as practicable and, in any event, at least one (1) Business Day (and no less than 24 hours) prior to issuing any such release or making any such announcement (except where such notification is prohibited by applicable Law, applicable rule of such national securities exchange or the Bankruptcy Court)).

8.9           Communication with Acquired Customers and Suppliers.  Prior to the Bankruptcy Court’s entry of the Sale Order authorizing the transactions with the Purchaser contemplated by this Agreement (which Sale Order has not been stayed or otherwise enjoined), the Purchaser may not communicate directly or indirectly with any Acquired Customers or any supplier or vendor of the Business about this Agreement and the pending transfer of the Business from the Sellers to the Purchaser.  The Sellers hereby agree that at any time after the Bankruptcy Court’s entry of the Sale Order, the Purchaser may communicate directly with any Acquired Customers or any supplier of the Business about this Agreement and the pending transfer of the Business from the Sellers to the Purchaser.

8.10        Regulatory Matters and Approvals.  The Sellers and the Purchaser shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any filings or furnishing information required in connection therewith.  The parties shall, as soon as practicable, but in no event later than five (5) Business Days after the Execution Date, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”) and any similar filings pursuant to the Competition Act (Canada) or any other foreign Laws or regulations, if any, (such filings, the “HSR Filings”).  The parties shall use their commercially reasonable efforts to consult with one another (to the extent permitted by applicable Law) and to respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division and any other Governmental Body for additional information or documentation.  The filing fees (“HSR Fees”) associated with the HSR Filings shall be borne entirely by the Purchaser.  The parties shall use reasonable efforts to keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body with respect to the HSR Filings and shall use its reasonable best efforts to obtain any required authorizations, consents, and approvals of any Governmental Bodies that are required in connection with the transactions contemplated in this Agreement.

8.11        Discharge of Encumbrances With Respect to the Non-Seller Entities.  On or prior to the Closing, the Sellers shall cause the Non-Seller Entities to be released from any and all direct or indirect obligations relating to any financing provided to the Sellers including without limitation obligations pursuant to guaranties and shall cause any Encumbrance securing such obligations (other than Permitted Encumbrances) to have been discharged and released, all to the reasonable satisfaction of the Purchaser.

8.12         Tax Matters.  Prior to the Closing, the Sellers shall cause the applicable Non-Seller Entity to pay and discharge all outstanding Canadian property taxes accrued due to the Closing Date, including without limitation, the amount of approximately Canadian $236,000 owed by Vita Health Products Inc. on its Owned Real Property.

8.13         Product Analysis.  Upon the request of Purchaser following entry of the Sale Order, the Sellers shall provide the Purchaser with a true, complete and correct cost and gross profit analysis on a product-by-product basis for each Seller and Non-Seller Entity and similar information related thereto.

8.14         Purchased Assets at Fort Mill Location.  On or prior to the Closing Date, the Sellers shall have removed all of the assets constituting Purchased Assets from the real property of Sellers located in Fort Mill, South Carolina (the “Fort Mill Facility”) to one or more locations of Owned Real Property and/or Leased Real Property. The Sellers shall consult with the Purchaser regarding the appropriate location to which any such Purchased Assets are moved.

8.15         Employee Records. Simultaneously with the execution of this Agreement, the Sellers shall deliver, or cause to be delivered, to the Purchaser true and complete copies of the employee records and files for all Employees as of the Execution Date, which records may be in a redacted form to prevent disclosure of information subject to attorney-client privilege or that would conflict with any confidentiality obligations of any Seller or Non-Seller Entity. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser true, complete and un-redacted copies of the employee records and files for all Employees that have been offered employment with the Purchaser or its Affiliate, and have accepted such employment effective immediately following the Closing.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1          Conditions Precedent to the Obligations of the Purchaser and the Sellers.  The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)           there shall not be in effect any statute, rule, regulation, executive Order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)           the Bankruptcy Court shall have entered the Sale Order and (i) any stay period otherwise automatically applicable to the Sale Order shall have expired or such stay shall have been waived by the Bankruptcy Court, (ii) no order staying, reversing or enjoining the Sale Order shall be in effect, and (iii) no order modifying or amending the Sale Order which materially affects the provisions of this Agreement shall be in effect; and

(c)           any and all applicable waiting periods relating to the HSR Act shall have expired or been terminated and any proceedings that may have been filed or instituted thereunder shall have been satisfactorily concluded.

9.2           Conditions Precedent to the Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for such inaccuracies or breaches thereof that would not reasonably be expected to result in a Material Adverse Effect, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(b)           the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect; and

(c)           the Purchaser shall have delivered, or caused to be delivered, to the Sellers all of the items set forth in Section 3.3;

(d)           the Sellers (and the Escrow Agent) shall have received the Cash Purchase Price in immediately available funds pursuant to Section 2.2;

(e)           the Purchaser shall have delivered to the Sellers appropriate evidence of all necessary limited liability company action by the Purchaser in connection with the transactions contemplated hereby, including, without limitation:  (i) certified copies of resolutions duly adopted by the Purchaser’s managers approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by the Purchaser of this Agreement; and (ii) a certificate as to the incumbency of managers of the Purchaser executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement; and

(f)            the Sellers shall have received such additional documents, instruments, notices or other items of information reasonably requested by it from the Purchaser in respect of any aspect or consequence of the transactions contemplated hereby (including all corporate, bankruptcy and other proceedings), reasonably satisfactory in form to the Sellers and their counsel.

9.3           Conditions Precedent to the Obligations of the Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of the Sellers contained herein shall be true and correct in all material respects as of the Closing Date (taking into account the updates or modifications, if any, permitted by this Agreement to be made to the Disclosure Schedules) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for such inaccuracies and breaches thereof that in the aggregate would not reasonably be expected to result in a Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the foregoing effect;

(b)           the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of Parent, dated such Closing Date, to the foregoing effect;

(c)           the Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 3.2;

(d)           at the Closing, the Sellers shall have delivered to the Purchaser quitclaim deeds together with any and all typical and customary affidavits, certificates, transfer tax forms together with payment of applicable transfer or recording taxes due and payable upon such transfer, or other documents in form reasonably acceptable to the Sellers and reasonably required by a title company in order to cause it to issue (at the Purchaser’s cost and expense) an ALTA owner’s and if applicable, lender’s title policy, in amounts reasonably required by the Purchaser, insuring the Purchaser’s title to the Owned Real Property subject only to the Permitted Encumbrances;

(e)           the Sellers shall have complied in all respects with their obligations to remove the Purchased Assets from the Fort Mill Facility pursuant to Section 8.14;

(f)            with respect to the investigation of the Sellers and their Affiliates by the United States Department of Justice and the FDA into over-the-counter pharmaceutical manufacturing practices at the Sellers’ facility in Fort Mill, South Carolina:

(i)            the plea agreement resolving the investigation shall conform in all material respects with the plea agreement filed with the Bankruptcy Court on May 21, 2008 [Docket No. 323] (the “Plea Agreement”) and shall not impair, as determined by the Purchaser in its sole discretion, the ability of the Sellers or a purchaser of the Purchased Assets to operate the VMS Business,

(ii)           the Bankruptcy Court shall have entered an Order authorizing the Sellers to enter into the Plea Agreement, which Order shall have become Final and Non-Appealable;

(iii)          the Sellers and the United States Attorney’s Office for the District of South Carolina shall have in fact entered into the Plea Agreement;

(iv)          the United States District Court for the District of South Carolina shall have entered an Order accepting the Plea Agreement, entered a plea of guilty and imposed a sentence consisting of a forfeiture (or combination of forfeiture, fine and/or restitution) of $10 million; a $400 special assessment; and other conditions (such as a term of probation or a fine not exceeding $50,000); provided, however, that such other conditions shall not impose any restrictions on the Purchaser or, from and after the Closing, the Purchased Assets or the Business; and

(v)           there are no other Orders with respect to this matter that adversely affect the ongoing operation of the Business;

(g)           the Sellers and each Non-Seller Entity shall have taken all necessary steps to renew any Licenses that are subject to renewal after the Petition Date which are necessary for the operation of the Business as currently conducted and the Purchased Assets, which Licenses, to the Knowledge of the Sellers, have an expiration date prior to the Closing Date; and

(h)           the Purchaser shall have received such additional documents, instruments, notices or other items of information reasonably requested by it from the Sellers in respect of any aspect or consequence of the transactions contemplated hereby (including all corporate, bankruptcy and other proceedings), reasonably satisfactory in form to the Purchaser and its counsel.

9.4          Frustration of Closing Conditions.  Neither the Sellers nor the Purchaser may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused directly by such party’s failure to comply with any provision of this Agreement.

ARTICLE X.

DEFINITIONS

10.1        Certain Definitions.  As used herein:

(a)           “Accounts Receivable” means any and all accounts receivable, trade accounts, notes and other amounts receivables (including overdue accounts receivable) owed by the Acquired Customers and/or a customer of any Non-Seller Entity, in each case owing to any of the Sellers or any Non-Seller Entity, and all claims relating thereto, together with any interest or unpaid financing charges accrued thereon.

(b)           “Acquired Accounts Receivable” has the meaning set forth in Section 1.1(b) hereof.

(c)           “Acquired Customers” has the meaning set forth in Section 1.1(a) hereof.

(d)           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e)           “Antitrust Division” has the meaning set forth in Section 8.10 hereof.

(f)            “Asset Acquisition Statement” has the meaning set forth in Section 11.2 hereof.

(g)           “Asset Sale Incentive Program” means the bonus program as described in the Debtors’ Motion for Entry of an Order Pursuant to 11 U.S.C. §§ 363(b) and 503(C)(2) Authorizing Debtors to Make Certain Payments Pursuant to Asset Sale Incentive Program, filed on March 19, 2008 [Docket No. 72].

(h)           “Assigned Contracts” has the meaning set forth in Section 1.1(t) hereof.

(i)            “Assumed Liabilities” has the meaning set forth in Section 1.3 hereof.

(j)            “Auction” has the meaning set forth in Section 3.4(c) hereof.

(k)           “Back-up Bidder” has the meaning set forth in Section 7.1(c) hereof.

(l)            “Bank Accounts” has the meaning set forth in Section 4.30 hereof.

(m)          “Bankruptcy Code” has the meaning set forth in the recitals hereof

(n)           “Bankruptcy Court” has the meaning set forth in the recitals hereof.

(o)           “Bidding Procedures Order” means the order entered on April 10, 2008 at Docket No. 210 in the Chapter 11 Cases.

(p)           “Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, electronic data, emails, retrieval programs, operating data and plans and environmental studies and plans.

(q)           “Break up Fee” has the meaning set forth in Section 3.6(d) hereof.

(r)            “Business” means, collectively, the OTC Business and the VMS Business.

(s)                                  “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to be closed.

(t)                                    “Canadian JV Holdco” means 4348940 Canada Inc., a Canadian corporation jointly owned by Vita Health Products Inc. and Pendopharm, a division of Pharmascience Inc.

(u)                                 “Canadian Share Allocation” has the meaning set forth in Section 2.6(a).

(v)                                 “Carve-Out” means the Carve-Out Amount as defined in the $74,000,000 Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of March 12, 2008, among Leiner Health Products, Inc., Leiner Health Services Corp., and Leiner Health Products, LLC, as Borrowers, LHP Holding Corp., and the other guarantors party thereto, as guarantors, the lenders party thereto, UBS Securities LLC, as joint lead arranger, sole book-runner, syndication agent and documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and General Electric Capital Corporation, as joint lead arranger and UBS Loan Finance LLC, as swingline lender.

(w)                               Cash Equivalents” means money-market securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities with an original maturity of 3 months or less.

(x)                                   “Cash Purchase Price” has the meaning set forth in Section 2.1(a) hereof.

(y)                                 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

(z)                                   “CERCLIS” means the Comprehensive Environmental Response and Liability Information System promulgated pursuant to CERCLA.

(aa)                            “Chapter 11 Cases” has the meaning set forth in the recitals hereof.

(bb)                          “Closing” has the meaning set forth in Section 3.1 hereof.

(cc)                            “Closing Date” has the meaning set forth in Section 3.1 hereof.

(dd)                          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

(ee)                            “COBRA Continuation Coverage” has the meaning set forth in Section 8.5(c) hereof.

(ff)                                “Code” means the Internal Revenue Code of 1986, as amended.

(gg)                          “Commission Program” means the commission program as described in the Debtors’ Motion for Entry of an Order (A) Authorizing, But Not Directing, the Debtors to

Pay Certain Pre-petition (I) Wages, Salaries and Other Compensation, (II) Reimbursable Employee and Expenses and (III) Employee Medical and Similar Benefits and (B) Authorizing and Directing Financial Institutions to Honor All Related Checks and Electronic Payment Requests, filed on March 10, 2008 [Docket No. 6].

(hh)         “Competing Bid” has the meaning set forth in Section 7.1(a) hereof.

(ii)           “Contract” means any contract, purchase order, service order, indenture, note, bond, lease, license, commitment or instrument or other agreement, whether written or oral, including all amendments thereto.

(jj)           “CRA” has the meaning set forth in Section 2.6(d).

(kk)         “Cure Costs” means the amounts, if any, necessary to cure all defaults, if any, and to pay all actual pecuniary losses that have resulted from such defaults, under the Assigned Contracts which amounts shall be identified to the Purchaser on Schedule 10 prior to the Closing.

(ll)           “Customer Contracts” has the meaning set forth in Section 1.1(a) hereof.

(mm)       “Deposit Amount” has the meaning set forth in Section 2.2 hereof.

(nn)         “Deposit Escrow Agreement” shall mean the Deposit Escrow Agreement in the form attached as Exhibit E to be executed by the Sellers, the Purchaser and the escrow agent identified therein simultaneously with the execution of this Agreement.

(oo)         “DIP Lenders” means Sellers’ post-petition secured lenders.

(pp)         “Documents” means all written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, files, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials.

(qq)         “Employee” means an individual who, as of the applicable date, is employed by any of the Sellers, Non-Seller Entities or any of its Subsidiaries in connection with the Business.

(rr)           “Encumbrance” means any recorded or unrecorded lien, interest, encumbrance, claim, right, demand, charge, mortgage, option, pledge, security interest or similar interests, title defects, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions or imperfections of title or restrictions on transfer of any nature whatsoever.

(ss)         “Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, Governmental Body response costs, damages to natural resources or other property, injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Body for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by a third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment

(tt)           “Environmental Law” means any Law or Order relating to the regulation or protection of occupational health and safety or the environment or to emissions, discharges, releases or threatened releases or pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

(uu)         “Equipment” means all equipment owned by any of the Sellers or any of the Non-Seller Entities, wherever located, including but not limited to the IT Assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable, but excluding software and any other intangibles associated therewith except to the extent embedded in such Equipment and required to operate it.

(vv)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(ww)       “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included any of the Sellers, Non-Seller Entities or any of their Subsidiaries.

(xx)          “Escrow Agent” has the meaning set forth in Section 2.2 hereof.

(yy)         “Excluded Assets” has the meaning set forth in Section 1.2 hereof.

(zz)          “Excluded Liabilities” has the meaning set forth in Section 1.4 hereof.

(aaa)       “Excluded Matter” means any one or more of the following (and in the case of each of sub-clauses (i) through (iv) and (vi) of clause (X) below, so long as the effect on the Business is not disproportionately adverse to other third parties conducting substantially similar businesses): (X) any adverse change, event, development, or effect arising from or relating to (i) the United States or foreign economies or securities or financial markets in general (including any disruption thereof and any decline in the price of any security or any market index), (ii) force majeure events, including earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (iii) changes in applicable Laws or other binding directives issued by any Governmental Body, (iv) general business or economic conditions, (v) any failure by the Sellers or the Business to meet its internal financial projections, (vi) changes in accounting rules, procedures or principles announced by the Financial Accounting Standards Board or any committees, task forces or similar bodies thereof, the United States Securities and Exchange Commission or any other accounting body with authority to promulgate GAAP or statutory accounting principles, (vii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (viii) any breach of this Agreement by the Purchaser, (Y) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated under this Agreement or the pendency or consummation of such transactions; and (Z) any adverse change in or effect on the Business or the Purchased Assets (in each case, taken as a whole) which is cured by the Sellers before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article III hereof.

(bbb)      “Expense Reimbursement Amount” means all actual and documented expenses including expenses for legal, accounting, appraisal and investment advisors and environmental and other consultants and all reasonably documented internal expenses incurred by the Purchasers, Buyer Holdco and any of their respective Affiliates in connection with the due diligence and auditing of the Business and the assets of the Sellers, and the negotiation, execution and consummation of this Agreement or any other proposed transaction involving a potential acquisition of assets of the Sellers; provided, however, than in no event shall such amount shall exceed $1,150,000.

(ccc)       “FDA” means the United States Food and Drug Administration.

(ddd)      “FDA Permits” has the meaning set forth in Section 4.9(a) hereof.

(eee)       “FFDC Act” has the meaning set forth in Section 4.29 hereof.

(fff)         “Final and Non-Appealable” means, with respect to an Order of the Bankruptcy Court or other Governmental Body, that (i) the time to appeal or petition for certiorari has expired and no timely appeal or petition for certiorari shall then be pending, or (ii) if a timely appeal or writ of certiorari has been sought, the Order shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied or reargument or rehearing on remand shall have been denied or resulted in no material modification of such Order, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure or other rules governing procedure in cases before the Bankruptcy Court or other Governmental Body may be filed with respect to such Order shall not cause such Order not to be final and non-appealable.

(ggg)      “Final Cure Costs” has the meaning set forth in Section 2.4 hereof.

(hhh)      “Final Statement” has the meaning set forth in Section 2.3(b) hereof.

(iii)          “Financial Statements” has the meaning set forth in Section 4.28 hereof.

(jjj)          “Fort Mill Facility” has the meaning set forth in Section 8.14 hereof.

(kkk)       “FTC” has the meaning set forth in Section 8.10 hereof.

(lll)          “GAAP” means (x) when used with respect to Seller, the generally accepted accounting principles in effect from time to time in the United States and (y) when used with respect a Non-Seller Entity, the generally accepted accounting principles in effect from time to time in Canada.

(mmm)    “Garden Grove Award Program” means the bonus program as described in the Debtors’ Motion for Entry of an Order Authorizing Debtors to Make Certain Payments Pursuant to Bonus Plans, filed on March 19, 2008 [Docket No. 69].

(nnn)      “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(ooo)      “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(ppp)      “Health and Welfare Plan Contracts” has the meaning set forth in Section 1.1(t).

(qqq)      “Health Canada Permits” has the meaning set forth in Section 4.9(a) hereof.

(rrr)         “Holdback Account” has the meaning set forth in Section 2.5 hereof.

(sss)       “Holdback Amount” shall mean $15,000,000.

(ttt)         “Holdback Escrow Agreement” shall mean the Holdback Escrow Agreement in the form attached as Exhibit F to be executed by the Sellers, the Purchaser, and the escrow agent identified therein on the Closing Date.

(uuu)      “HSR Act” has the meaning set forth in Section 4.4 hereof.

(vvv)      “HSR Filings” has the meaning set forth in Section 8.10 hereof.

(www)    “HSR Fees” has the meaning set forth in Section 8.10 hereof.

(xxx)        “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance, other than Permitted Encumbrances, on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(yyy)      “Intellectual Property” means, in each case used in, usable in, or held for use in or necessary for the conduct of the Business, whether such Intellectual Property is owned by any of the Sellers, Non-Seller Entities, a Subsidiary or a third party, the following:  (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); (iv) mask works rights and trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know-how, proprietary processes, formulae, algorithms, models, and methodologies; (v) computer software, computer programs, and databases (whether in source code, object code or other form) and all URLs, websites or domain names and telephone numbers.

(zzz)        “Inventory” means all inventories or raw materials, work-in-process, finished goods, demonstration equipment, office and other supplies, parts, bottles, caps, labels, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at suppliers’ premises or customers’ premises on consignment, in each case, which are used or held for use by any Seller or Non-Seller Entity in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Seller or Non-Seller Entity against suppliers of such inventories.

(aaaa)     “IP License Contract” means any Contract currently in effect to the extent granting Licensed Intellectual Property.

(bbbb)    “IRS” means the Internal Revenue Service.

(cccc)     “IT Assets” means computers, computer software and databases (including source code, object code and all related documentation), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.

(dddd)    “ITA” means the Income Tax Act (Canada), as amended from time to time.

(eeee)     “Knowledge of the Sellers” (or “Sellers’ Knowledge”) means the actual knowledge, after due inquiry, of any of the following: Rob Reynolds, Heidi Crane, Tae Rhee, Bob LeFerriere, Steve Zink, Kevin Lanigan, John Johnson, Thomas Mooy and Shawn Hassel.

(ffff)        “Law” means any international, multinational, foreign, federal, state, provincial, local or municipal law, rule, statute, constitution, treaty, regulation, judgment, injunction, principle of common law, order, directive, ordinance, code, decree, opinion having the force of law or other restriction of any Governmental Body or Order, or any franchise, consent, approval, License, registration or similar right granted under any of the foregoing.

(gggg)    “Leased Real Property” means all of Sellers’ or any Non-Seller Entity’s right, title and interests in real property leased, subleased, licensed, used or occupied by any of the Sellers or Non-Seller Entities.

(hhhh)    “LHP” means Leiner Health Products FSC Inc., a Barbados entity.

(iiii)         “Liability” means any debt, liability, claim, duty, responsibility, obligation, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto.

(jjjj)         “License” means any local, state, federal or foreign license, registration, certificate, certification, certificate of occupancy, concession, Order, accreditation, authorization or other permit, variance, rate schedule, consent or approval (including any pending applications for such licenses, certificates, permits, consents or approvals) and similar documents from any Governmental Body.

(kkkk)     “Licensed Intellectual Property” means any Intellectual Property relating to the Business which is licensed to any of the Sellers or Non-Seller Entities.

(llll)         “Lockboxes and Safe Deposit Boxes” has the meaning set forth in Section 4.30 hereof.

(mmmm)                 “Management Incentive Plans” means, collectively, the Garden Grove Award Program, MBO Bonus Plan, Management Incentive Program, Modified Bonus Plan, Quality Leadership Bonus Plan, Asset Sale Incentive Program, Transition Compensation Program, Commission Program, Termination Severance Program and Transition Severance Program.

(nnnn)    “Management Incentive Program” means the bonus program as described in the Debtors’ Motion for Entry of an Order Authorizing Debtors to Make Certain Payments Pursuant to Bonus Plans, filed on March 19, 2008 [Docket No. 69].

(oooo)    “Material Adverse Effect” means (i) any event, occurrence, condition, development, change in facts or effect that individually or in the aggregate with other events, occurrences, conditions, developments, changes in facts or effects, is or is reasonably likely to be materially adverse to (A) the Business, its prospects, operations or results of operations of the Sellers and the Non-Seller Entities, taken as a whole, (B) the condition (financial or otherwise) of the Sellers and the Non Seller Entities, taken as a whole, or (C) the Purchased Assets, taken as a whole, or the Assumed Liabilities, or (ii) the inability of the Sellers to consummate the transactions contemplated by this Agreement or to perform any of their obligations under this Agreement), provided, in each case, that no change or effect resulting from an Excluded Matter shall be taken into account in determining whether there has been a Material Adverse Effect.

(pppp)    “Material Contracts” has the meaning set forth in Section 4.8 hereof.

(qqqq)    “Material Licenses” has the meaning set forth in Section 4.9 hereof.

(rrrr)        “Modified Bonus Plan” means the bonus program as described in the Debtors’ Motion for Entry of an Order Authorizing Debtors to Make Certain Payments Pursuant to Bonus Plans, filed on March 19, 2008 [Docket No. 69].

(ssss)     “Non-Assumed Contracts” means those Contracts, agreements, commitments, understandings and instruments relating to the Business or any of the Sellers which will not be assumed by the Purchaser among the Seller Contracts, an initial list of such agreements, to be amended from time to time pursuant to Section 1.5, being set forth on Schedule 9.

(tttt)        “Non-Disclosure Agreement” means that certain Agreement dated as of March 18, 2008 between NBTY Global Inc., a subsidiary of the Buyer Holdco and one or more of the Sellers.

(uuuu)    “Non-Seller Entities” means VH Holdings, Vita Health Products Inc., a Canadian corporation, Westcan Pharmaceuticals Ltd, a corporation formed under the laws of the Province of Manitoba, Canada, and 6062199 Canada Inc., a Canadian corporation.

(vvvv)    “Non-Seller Plans” means (i) all employee benefit plans, and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies); (ii) all employee benefit plans which are pension plans; and (iii) all material employment, termination, bonus, severance, change in control or other similar contracts or agreements, whether formal or informal, written or oral, in each case to which any of the Non Seller Entities is a party, with respect to which any of the Non Seller Entities has any obligation or which are maintained by any of the Non Seller Entities or to which any of the Non Seller Entities contributes or is obligated to contribute with respect to current or former directors, officers, consultants and employees of any of the Non Seller Entities.

(wwww)         “Order” means any writ, judgment award, decree, consent decree, injunction or similar order of any Governmental Body, in each case whether preliminary or final.

(xxxx)               “Ordinary Course of Business” means the ordinary course of Business not inconsistent, in any material respect, with the conduct of the Business during the one-year period immediately preceding the date of this Agreement.

(yyyy)            “OTC Business” shall mean the manufacture and sale of over the counter pharmaceuticals in the food, drug and mass merchant and warehouse club retail market and activities incidental thereto anywhere in the world conducted by the Sellers or the Non-Seller Entities.

(zzzz)               “Outside Back-up Date” has the meaning set forth in Section 7.1(c) hereof.

(aaaaa)           “Owned Intellectual Property” means all Intellectual Property owned by any of the Sellers or Non-Seller Entities.

(bbbbb)          “Owned Real Property” means all real property owned by any of the Sellers or Non-Seller Entities.

(ccccc)           “Parent” has the meaning set forth in the preambles hereof.

(ddddd)          “Permitted Assign” has the meaning set forth in Section 12.9 hereof.

(eeeee)           “Permitted Encumbrances” means (i) liens for utilities and current Taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the Ordinary Course of Business with respect to which the underlying obligations are not yet due and payable to the extent such liens relate to Assumed Liabilities, (iii) easements, rights of way, restrictive covenants, encroachments and similar encumbrances or impediments against any of the Sellers’ or Non-Seller Entities’ Real Property which do not individually or in the aggregate materially interfere with the Business of any of the Sellers or Non-Seller Entities and which do not individually or in the aggregate materially impair or adversely affect the use or occupancy of such Real Property for the operation of the Business or make the Real Property unmarketable, (iv) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by law or any applicable Law provided the same are not violated by any existing buildings and improvements, and (v) minor irregularities and defects of title which do not individually or in the aggregate materially interfere with the Business of the Sellers or Non-Seller Entities and, in the case of Real Property, which do not individually or in the aggregate materially and adversely impair the use or occupancy of such Real Property for the operation of the Business or cause the Real Property to be unmarketable, (vi) matters that would be disclosed by an accurate survey or inspection of the Real Property which do not individually or in the aggregate materially impair or adversely affect the use or occupancy of such Real Property for the operation of the Business, and (vii) items set forth on Schedule 11.

(fffff)               “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group.

(ggggg)          “Personal Property Leases” has the meaning set forth in Section 4.12 hereof.

(hhhhh)          “Petition Date” has the meaning set forth in the recitals hereof.

(iiiii)                “Prevailing Bidder” has the meaning set forth in Section 7.1(c) hereof.

(jjjjj)                “Products” means any and all products marketed or sold by the Sellers or Non-Seller Entities in connection with the Business.

(kkkkk)           “Purchase Price” has the meaning set forth in Section 2.1(b) hereof.

(lllll)                “Purchased Assets” has the meaning set forth in Section 1.1 hereof.

(mmmmm)      “Purchaser Documents” has the meaning set forth in Section 5.2 hereof.

(nnnnn)          “Purchaser Employees” has the meaning set forth in Section 6.1 hereof.

(ooooo)          “Purchaser Liability” has the meaning set forth in Section 2.5 hereof.

(ppppp)          “Quality Leadership Bonus Plan” means the bonus program as described in the Debtors’ Motion for Entry of an Order Authorizing Debtors to Make Certain Payments Pursuant to Bonus Plans, filed on March 19, 2008 [Docket No. 69].

(qqqqq)          “Real Property” means the Owned Real Property and the Leased Real Property.

(rrrrr)               “Reconciliation Amount” has the meaning set forth in Section 2.3(b) hereof.

(sssss)           “Release” means any release, spill, emission, leaking, pulping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata

(ttttt)               “Rejected Contracts” means those Contracts, agreements, commitments, understandings and instruments, a list of which agreements, as may be amended from time to time, is filed at Docket No. 68 in the Chapter 11 Cases.

(uuuuu)          “Representatives” has the meaning set forth in Section 8.2(a) hereof.

(vvvvv)          “Revised Statements” has the meaning set forth in Section 11.2 hereof.

(wwwww)              “Sale Hearing” shall mean the hearing to approve the Sale Motion.

(xxxxx)             “Sale Order” has the meaning set forth in Section 7.2(a).

(yyyyy)          “Sale Motion” means the motion or motions of the Sellers, in form and substance reasonably acceptable to the Sellers and the Purchaser, seeking approval and entry of the Sale Order.

(zzzzz)             “Securities Act” means the Securities Act of 1933, as amended.

(aaaaaa)         “Security Amount” shall mean $15,000,000.

(bbbbbb)       “Seller Contracts” has the meaning set forth in Section 4.8(a) hereof.

(cccccc)         “Seller Liability” has the meaning set forth in Section 2.5 hereof.

(dddddd)       “Seller Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), any “multiemployer plan” as defined in ERISA or under Canadian Law, and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance, change in control or other similar contracts or agreements, whether formal or informal, written or oral, in each case to which any of the Sellers, Non-Seller Entities or any ERISA Affiliate is a party, with respect to which any of the Sellers, Non-Seller Entities or any ERISA Affiliate has any obligation or which are maintained by any of the Sellers, Non-Seller Entities or any ERISA Affiliate or to which any of the Sellers, Non-Seller Entities or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former directors, officers, consultants and employees of any of the Sellers or Non-Seller Entities.

(eeeeee)         “Sellers’ Documents” has the meaning set forth in Section 4.3 hereof.

(ffffff)             “Services” means any and all services provided, marketed or sold by the Sellers or the Non-Seller Entities in connection with the Business.

(gggggg)       “Sterling Shares” has the meaning set forth in Section 4.18.

(hhhhhh)       “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

(iiiiii)               “Tax” and “Taxes” mean any and all taxes, charges, fees, levies or other assessments, imposed by any Governmental Body, and include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes.

(jjjjjj)               “Tax Clearance Certificate” has the meaning set forth in Section 2.6(a).

(kkkkkk)         “Tax Comfort Letter” has the meaning set forth in Section 2.6(d).

(llllll)               “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(mmmmmm)   “Tax Withheld Amount” has the meaning set forth in Section 2.6(b).

(nnnnnn)       “Tax Withheld Escrow Agent” has the meaning set forth in Section 2.6(b).

(oooooo)       “Termination Date” has the meaning set forth in Section 3.4(c) hereof.

(pppppp)       “Termination Severance Program” means the severance program as described in the Debtors’ Motion for Entry of an Order (A) Authorizing, But Not Directing, the Debtors to Pay Certain Pre-petition (I) Wages, Salaries and Other Compensation, (II) Reimbursable Employee and Expenses and (III) Employee Medical and Similar Benefits and (B) Authorizing and Directing Financial Institutions to Honor All Related Checks and Electronic Payment Requests, filed on March 10, 2008 [Docket No. 6].

(qqqqqq)       “Transition Compensation Program” means the severance program as described in the Debtors’ Motion for Entry of an Order (A) Authorizing, But Not Directing, the Debtors to Pay Certain Pre-petition (I) Wages, Salaries and Other Compensation, (II) Reimbursable Employee and Expenses and (III) Employee Medical and Similar Benefits and (B) Authorizing and Directing Financial Institutions to Honor All Related Checks and Electronic Payment Requests, filed on March 10, 2008 [Docket No. 6].

(rrrrrr)             “Transition Severance Program” means the severance program as described in the Debtors’ Motion for Entry of an Order (A) Authorizing, But Not Directing, the Debtors to Pay Certain Pre-petition (I) Wages, Salaries and Other Compensation, (II) Reimbursable Employee and Expenses and (III) Employee Medical and Similar Benefits and (B) Authorizing and Directing Financial Institutions to Honor All Related Checks and Electronic Payment Requests, filed on March 10, 2008 [Docket No. 6].

(ssssss)         “Vendor Contracts” has the meaning set forth in Section 1.1(c) hereof.

(tttttt)             “VH Holdings” means VH Vita Holdings Inc., a Canadian corporation.

(uuuuuu)       “Vita Material Contracts” has the meaning set forth in Section 4.8(b) hereof.

(vvvvvv)       “Vita Restricted Contracts” has the meaning set forth in Section 4.8(b) hereof.

(wwwwww)   “VMS Business” shall mean the manufacture and sale of vitamins, minerals and nutritional supplement products and activities incidental thereto anywhere in the world.

(xxxxxx)           “WARN Act” has the meaning set forth in Section 6.1 hereof.

(yyyyyy)       “Working Capital” has the meaning set forth in Section 2.3(a) hereof.

(zzzzzz)           “WSH Act” means the Workplace Safety and Health Act (Manitoba).

ARTICLE XI.

TAXES

11.1        Transfer Taxes.  Sellers, on the one hand, and Purchaser, on the other, shall each be responsible for one-half of any sales, excise, bulk sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or Taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) but excluding Taxes that are past due Taxes of a Seller or a Non-Seller Entity unless such Taxes are a Cure Cost or in the case of a Non-Seller Entity, fully disclosed on the Books and Records and Financial Statements of such Non-Seller Entity.

11.2        Allocation of Purchase Price and Purchased Assets.  The Purchaser shall allocate the amount of the Purchase Price (including the Assumed Liabilities) paid by it among the Business and the Purchased Assets purchased by it in accordance with Section 1060 of the Code.  In accordance with such allocation, the Purchaser shall prepare and deliver to the Sellers within ninety (90) days after the Closing copies of Form 8594 and any required exhibits thereto (an “Asset Acquisition Statement”).  The Sellers will have the right to raise reasonable objections to such allocations and to an Asset Acquisition Statement (and any Revised Statements, as defined below) within thirty (30) days after its receipt thereof, in which event the Purchaser and the Sellers will negotiate in good faith to resolve such objections.  If the Purchaser and the Sellers cannot mutually resolve the Sellers’ objections within twenty (20) days after the Purchaser’s receipt of such objections, such dispute shall be presented to any independent accountant mutually agreed upon by the Purchaser and the Sellers, for a decision that shall be rendered by such independent accountant within thirty (30) calendar days thereafter and shall be final and binding upon each of the parties absent manifest computational error.  The fees, costs and expenses incurred in connection therewith shall be borne one-half by the Purchaser and one-half by the Sellers.  The Purchaser shall prepare and deliver to the Sellers from time to time revised copies of the Asset Acquisition Statements (the “Revised Statements”) so as to report any matters on an Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation.  The Purchase Price shall be allocated in accordance with the Asset Acquisition Statements or, if applicable, the last Revised Statements, provided by the Purchaser to the Sellers, and all income Tax Returns and reports filed by the Purchaser and the Sellers shall be prepared consistently with such allocations.

ARTICLE XII.

MISCELLANEOUS

12.1        Payment of Expenses.  Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2        Survival of Representations and Warranties; Survival of Confidentiality.  The parties hereto agree that the representations and warranties of the Sellers contained in this Agreement and all covenants or agreements of Sellers to be performed prior to the Closing shall expire upon the Closing Date.  The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive without limitation as to time (unless stated otherwise in a particular covenant) until the applicable statute of limitations, and each party hereto shall be liable to the other after the Closing Date for any breach thereof.  The Non-Disclosure Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Non-Disclosure Agreement, and the provisions of such Non-Disclosure Agreement shall apply to all information and material delivered by any party hereunder.  The parties hereto agree that no party shall have any continuing liability for or based upon any representation, warranty or covenant made by such party after the expiration of such representation, warranty or covenant.

12.3        Casualty, Risk of Loss.  The Purchaser shall bear all risk of any loss with respect to the Purchased Assets as a result of fire, other casualty or for any reason whatsoever, or in the event that any condemnation or eminent domain proceedings (or private purchase in lieu thereof) shall be commenced by any public or quasi-public authority having jurisdiction against all or any of the Purchased Assets, from and after the Closing Date.

12.4        Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the Non-Disclosure Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any-party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.5        Counterparts.  For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12.6        Governing Law.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE; PROVIDED THAT, WITH RESPECT TO THE PROVISIONS HEREOF RELATING TO THE SALE, ASSIGNMENT, CONVEYANCE, TRANSFER AND DELIVERY OF THE OWNED REAL PROPERTY THE LAWS OF THE STATE IN WHICH THE OWNED REAL PROPERTY IS LOCATED SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

12.7        Jurisdiction, Waiver of Jury Trial.

(a)           THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.8        Notices.  Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

If to the Sellers:

Leiner Health Products, Inc.

901 East 233rd Street

Carson, California  90745

Attn:       General Counsel

Facsimile No.:  310-835-9458

With a copy (which shall not constitute effective notice) to:

Kirkland & Ellis LLP

555 California Street

San Francisco, California  94104-1501

Attn:       Stephen D. Oetgen / Arshad A. Ahmed

Facsimile No.:  415-439-1500

- and -

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York  10022-4611

Attn:       Paul M. Basta / Edward O. Sassower

Facsimile No.:  212-446-4900

- and -

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, California  90017

Attn:       Bennett L. Spiegel / Lori Sinanyan

Facsimile No.:  213-680-8500

If to the Purchaser:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York  11779

Attn:       President

Facsimile No.:  631-567-7148

With a copy (which shall not constitute effective notice) to:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York  11779

Attn:       General Counsel

Facsimile No.:  631-218-7341

- and -

Farrell Fritz, P.C.

1320 RexCorp Plaza

Uniondale, New York  11556-1320

Attn:       Robert C. Creighton, Esq.

Facsimile No:  516-336-2205

- and -

Farrell Fritz, P.C.

1320 RexCorp Plaza

Uniondale, New York  11556-1320

Attn:       Ted A. Berkowitz, Esq.

Facsimile No:  516-336-2211

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

12.9        Binding Effect; Assignment; Guaranty.  Subject to the entry of the Sale Order, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to one or more wholly-owned Subsidiaries of the Purchaser (each, a “Permitted Assign”) (subject to the next succeeding sentence)  The Sellers acknowledge that the Purchaser will assign its right to purchase the capital stock or other equity ownership interests in the Non-Seller Entities to a wholly owned Subsidiary of Buyer Holdco formed under the laws of either a province of Canada or the federal laws of Canada.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.  Buyer Holdco hereby unconditionally and irrevocably guarantees to the Sellers all obligations of Purchaser and any assignee of Purchaser under this Agreement.

12.10      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.11      Injunctive Relief.  The parties agree that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, each of the parties hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 12.11 shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.

12.12      Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Sellers or the Purchaser shall have any liability for any obligations or liabilities of the Sellers or the Purchaser under this Agreement or the Sellers’ Documents or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.13      Certain Interpretations.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(ii)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii)          The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(iv)          The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless or whether such words or similar words actually appear).

(v)           When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(vi)          Except as otherwise specifically provided herein, any reference in this Agreement to $ shall mean U.S. dollars.

(vii)         Except as otherwise specifically provided herein, any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(viii)        The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b)           The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(c)           The Purchaser acknowledges hereby that the Sellers may not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

LEINER HEALTH PRODUCTS INC.

By:	/s/ Robert K. Reynolds
Name: Robert K. Reynolds
Title: CEO

LEINER HEALTH SERVICES CORP.

By:	/s/ Robert K. Reynolds
Name: Robert K. Reynolds
Title: CEO

LEINER HEALTH PRODUCTS, LLC

By:	/s/ Robert K. Reynolds
Name: Robert K. Reynolds
Title: CEO

NBTY ACQUISITION, LLC

By:	/s/ Harvey Kamil
Name: Harvey Kamil
Title: President

NBTY, INC.

By:	/s/ Harvey Kamil
Name: Harvey Kamil
Title: President